AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON *

                              REGISTRATION NO. 333-
 - -----------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           Adar Alternative Two, Inc.
             (Exact name of registrant as specified in its charter)

-------------------------------------------- ----------------------------------------- ------------------------------------------
                  Florida                                      6770                                   Applied For

-------------------------------------------- ----------------------------------------- ------------------------------------------
-------------------------------------------- ----------------------------------------- ------------------------------------------

State or other jurisdiction of               PRIMARY STANDARD INDUSTRIAL               I.R.S. Employer Identification No.
incorporation or organization                CLASSIFICATION CODE NUMBER
-------------------------------------------- ----------------------------------------- ------------------------------------------


                                 10 Troon Place
                                  P.O. Box 289
                                Mashpee, MA 02649


(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael T. Williams
                               2503 W. Gardner Ct.
                                 Tampa, FL 33611
                             TELEPHONE: 813.831.9348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ]
*registration number,

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. *[ ]
                            ------------------------
 CALCULATION OF REGISTRATION FEE


Title of each                  Proposed           Proposed
class of          Amount       maximum            maximum            Amount of
securities         to be       offering price     aggregate        registration
to be            registered    per unit           offering price       fee
registered

Common           *                 *                *                 *
Stock, par
Value - no



(1) Represents an estimate of the maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of Xfone pursuant to the merger described herein. (2) The registration fee has been calculated pursuant to Rule 457(f )(2). As of the filing of this registration statement, Xfone had an accumulated capital deficit. In addition, Xfone's common stock has $.001 par value. Accordingly, the proposed maximum offering price has been calculated by multiplying one-third,1/3, of an assumed par value for Xfone's Common Stock of, *par per share, pursuant to Nevada law by the maximum number of shares to be issued to the holders of Xfone common stock in the merger.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The company does not have key men insurance.

PROSPECTUS

                           Adar Alternative Two, Inc.

Xfone, Inc., a Nevada corporation, and Adar Alternative Two, Inc., a Florida corporation have entered into a merger agreement. As a result of the merger, each outstanding share of Xfone common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Adar Alternative Two common stock. When the merger closes, Adar Alternative Two will change its name to Xfone and will be the surviving corporation. It will then file to have its stock quoted on the OTC Bulletin Board.

The following table contains comparative share information for shareholders of Xfone and Adar Alternative Two immediately after the closing of the merger.


          ----------------- -------------------------------- ------------------------------- --------------------
                            The former shareholders of       The current shareholders of     Total
                            Xfone                            Adar Alternative Two
          ----------------- -------------------------------- ------------------------------- --------------------
          ----------------- -------------------------------- ------------------------------- --------------------
          Number            4,800,000                        200,000                         5,000,000
          ----------------- -------------------------------- ------------------------------- --------------------
          ----------------- -------------------------------- ------------------------------- --------------------
          Percentage        96%                              4%                              100%
          ----------------- -------------------------------- ------------------------------- --------------------

The merger presents some risks. We suggest you review "Risk Factors" beginning on page __. Shareholders of Xfone who do not wish to give their written consent have dissenters' rights of appraisal under Nevada law. If you wish to exercise these rights, you must not have given written consent to the merger, timely notify Xfone in writing of your election to exercise these rights, and follow other procedures. These rights and procedures are discussed in detail beginning on page __.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved Adar Alternative Two common stock to be issued in the merger or if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______ ,2001.

                                     SUMMARY

This summary provides a brief overview of the key aspects of this offering. The merger agreement is filed as an exhibit to this registration statement.

The Companies

Adar Alternative Two, Inc.
10 Troon Place
P.O. Box 289
Mashpee, MA 02649
Telephone:  508.477.5000

Adar Alternative Two was organized as a corporation under the laws of the state of Florida in April, 1999. Since inception, our primary activity has been directed to organizational efforts. It was formed as a vehicle to acquire through a registered securities offering a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. Adar Alternative Two has now identified Xfone as the entity Adar Alternative Two wishes to acquire. Adar Alternative Two is not searching for additional acquisition candidates.

It has never offered or sold any securities in either a registered or unregistered transaction except for issuing shares to its 15 stockholders upon its formation.

Adar Alternative Two is not currently a company which is listed for trading on the OTC Bulletin Board. Before securing approval of an application to be listed on the OTC Bulletin Board, Adar Alternative Two must first have this registration statement declared effective. Public Securities, an NASD Market Maker, has agreed to file a form 211 to secure a listing on the OTC Bulletin Board. Adar Alternative Two believes that the NASD will not approve this application until this registration statement has been declared effective. After this task has been accomplished, the NASD and the Market Maker must resolve all outstanding issues that the NASD may have in order for trading to commence.


Xfone, Inc.
% Swiftnet Ltd.
Britannia House
960 High Road
London N12 9RY
United Kingdom
Telephone:  011.44.2084469494

Xfone was incorporated in Nevada in 2000. Xfone is a provider of long distance voice and data telecommunications services primarily in the United Kingdom. Xfone uses the network switching and transport facilities of Tier I and Tier II long distance providers such as MCI/WorldCom to provide a broad array of telephone, fax and e-mail methods of communication marketed through traditional means by its wholly-owned subsidiary Swiftnet and through Xfone on the internet.

Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger

Fifty percent of Adar Alternative Two's shares are held by its director, executive officer and his affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Shareholders owning more than 90% of Adar Alternative Two's common stock have executed a written consent voting to approve the merger. No further consent or any of the shareholders of Adar Alternative Two is necessary to approve the merger under the laws of the state of Nevada.

More than 85% of Xfone's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Assuming consents are secured from shareholders owning more than 50% of the stock of Xfone, shareholders who did not consent to the merger will, by otherwise complying with Nevada corporate law, be entitled to dissenters' rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this prospectus. Based upon the ownership of more than 50% of Xfone common stock by officers, directors and affiliates, it appears that a favorable vote is assured.

Dissenters' rights

Dissenters' rights of appraisal exist. In general, under Nevada law, any shareholder who does not give consent for the merger and files a written demand for appraisal with Xfone within 10 days of the closing of the merger will be paid the fair market value of the shares on the date of the closing of the merger, as determined by the board of directors of Xfone. If you wish to exercise these rights, you must not consent in writing or otherwise vote in favor of the merger, must file a written demand within the prescribed time period, and follow other procedures. These rights the way you exercise them are discussed in greater detail beginning on page __.

Federal income tax consequences

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you. Neither Xfone nor its holders of its common stock should recognize gain or loss for federal income tax purposes as a result of the merger.

Other Information for Xfone Stockholders:

o Do not send in your Xfone stock certificates now. If the merger is completed, we will send you written instructions for exchanging your shares.

o The merger has been structured as a tax-free reorganization. The tax basis in your Xfone common stock will carryover and become the tax basis in your new shares of Adar Alternative Two common stock.

o Like Xfone, Adar Alternative Two has never paid any dividends.

o If you have any questions about the merger, please call Guy Nissenson, at Xfone, at 011.44.2084469494.

Selected Historical Financial Information

The following selected historical financial information of Xfone and Adar Alternative Two has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes , which are included in this prospectus.



                                  RISK FACTORS

RISKS CONCERNING XFONE.

Xfone is a new company and has no operating history. However, its wholly owned subsidiary, Swiftnet, has been in existence since 1991. Xfone's various telephone, fax and e-mail methods of communication have traditionally been marketed through agents. Xfone was formed to market them on the internet. Xfone's internet marketing program has not been completely developed and may never be successfully developed. These factors make it difficult to evaluate its potential success in implementing its business plan and to forecast its operating results.

Xfone was incorporated in 2000, and, as such, has no operating history. Although formed in 1991, Swiftnet hasn't marketed its products and services on the internet. The Internet in general and the marketing of various telephone, fax and e-mail methods of communication marketed on the internet is new and relatively uncertain. The new, competitive, fragmented and rapidly changing nature of marketing various telephone, fax and e-mail methods of communication on the internet increases these risks and uncertainties. Xfone cannot assure you that its marketing program will be successful. If it isn't, Xfone will have to rely on Swiftnet and its traditional methods of marketing.

Xfone's operations would be interrupted if its agreement with MCI Worldcom to provide it with telephone routing and switching services is terminated or if MCI Worldcom does not perform under its agreement, which would lead to reduced revenues, hurting Xfone's operating results.

Xfone is dependent on a contract with MCI Worldcom to provide it with telephone routing and switching services. The contract may be terminated immediately for a material breach and with thirty days notice otherwise.

Although Xfone does have back-up suppliers for MCI Worldcom, should its agreement with MCI Worldcom be terminated or should MCI Worldcom not perform under the agreement, Xfone's business could be hurt and Xfone may not be able to provide an acceptable level of service for customers using its various telephone, fax and e-mail methods of communication. In addition, its costs could significantly increase.

Xfone's customers can quickly and easily cease using its services. If customers cease using its services, Xfone's revenues would be hurt.

Xfone anticipates that it will derive a significant portion of its revenues from its telephone related services. As a result, its quarterly operating results will depend heavily on fees paid by customers within the quarter and on its ability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. If customers cease using its services or if Xfone fails to obtain new customers in any quarter, its business and operating results could be harmed. In addition, in 1999, one customer, the United Nations World Economic Forum located in Switzerland, accounted for slightly more than 10% of its revenues. Except for Intouch UK, a fax broadcast reseller which recently signed an exclusive contract with Xfone requiring certain minimum monthly sales which may or may not account for more than 10% of its revenues, Xfone does not anticipate that any customer will account for more than 10% of its revenues in 2000.

Even if marketing of Xfones telecommunications products and services on the internet is accepted, concerns about fraud, privacy and other problems may mean that a sufficiently broad base of customers will not adopt the internet as a medium of commerce. These concerns may increase as additional publicity over privacy issues over the internet increases. If there is not sufficient market acceptance or if market acceptance declines for these or other reasons, our revenues will be reduced.


A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. Xfone's security measures may not prevent security breaches. The failure by Xfone to prevent security breaches could harm its business.

Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the technology used by Xfone to protect customer transaction data. Any such compromise of its security could harm its reputation and, therefore, its business. In addition, a party who is able to circumvent its security measures could misappropriate proprietary information or cause interruptions in its operations.

The success of Xfone's business marketing various telephone, fax and e-mail methods of communication on the internet will depend largely on the development and maintenance of web infrastructure. Problems with development and maintenance of this infrastructure could decrease the growth of customers on the web. It could also increase costs of Xfone's products and services. These web-related infrastructure problems could hurt Xfone's internet marketing program and lead to reduced revenues.

Development and maintenance of the web infrastructure includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high speed modems, for providing reliable access to Xfone's web site.

The web has experienced, and is likely to continue to experience, significant growth in the numbers of customers and amount of traffic. If the web continues to experience increased numbers of customers, increased frequency of use or increased bandwidth requirements, the web infrastructure may be unable to support the demands placed on it. Specifically, if sufficient bandwidth is not available, there may be a slower than anticipated growth of the internet as a means of commerce.

The web could be damaged by outages and other delays as a result of damage to portions of its infrastructure. Heavy stress placed on systems could cause them to operate at unacceptably low speed or fail. Additionally, a natural disaster, power or telecommunications failure or act of war may cause extended systems failure. Computer viruses or unauthorized access to or sabotage of its network by a third party could also result in system failures or service interruptions. Although it has not experienced any of these problems to date, outages and delays that occur in the future could reduce the level of usage of the web as well as the level of traffic to and revenues generated from various telephone, fax and e-mail methods of communication marketed on the internet on its site.

Problems with web infrastructure could also increase costs of use of the web. If it costs customers more to access the internet, there may be fewer customers than anticipates. If it costs Xfone more to maintain its site, its prices may increase and demand may decrease.

Xfone's ability to successfully sell to customers and provide high quality customer service largely depends on the efficient and uninterrupted operation of its internal infrastructure. If Xfone's internal computer and communications systems are inadequate or fail to perform, its revenues could be reduced.

Substantially all of its management systems are located at its corporate offices in London. Xfone contracts with a third party for mission critical Internet connectivity, and these systems are located at various locations throughout the world. Xfone does not have a formal disaster recovery plan and does not carry business interruption insurance to compensate Xfone for losses that may occur.

Application of existing laws and regulations governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy by governmental agencies is uncertain. Any adverse application of these laws and regulations or new laws or regulations could reduce Xfone's revenues, increase the cost of doing business as a result of litigation costs, increase service delivery costs, or otherwise decrease its revenues.

The vast majority of the laws and regulations governing Xfone's operations were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Those laws that do reference the Internet, such as the recently passed Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are therefore uncertain. The federal government or one or more states may attempt to impose these regulations upon Xfone in the future.

Several states have proposed legislation that would limit the uses of personal user information gathered online or require online its various products and services and those of its third party customers to establish privacy policies. The Federal Trade Commission also has recently settled a proceeding with one online service regarding the manner in which personal information is collected from customers and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way Xfone does business or could create uncertainty in the marketplace. This could reduce demand for its various products and services, increase the cost of doing business as a result of litigation costs or increased service delivery costs.

In addition, because its products and services are accessible worldwide, and Xfone sells to customers worldwide, foreign jurisdictions may claim that Xfone is required to comply with their laws. Swiftnet's operations are governed by the laws of the England and Wales. Xfone's failure to comply with foreign laws could subject Xfone to penalties ranging from fines to bans on its ability to offer its various products and services.

Xfone's business may be subject to sales and other taxes. A successful assertion by one or more states or any foreign country that Xfone should collect sales or other taxes on revenues generated from its operations could reduce its revenues.

With the exception of the United Kingdom, Xfone does not plan to collect sales or other similar taxes on revenues generated from various telephone, fax and e-mail methods of communication marketed on the internet. One or more states may seek to impose revenues tax collection obligations on companies such as Xfone that engage in or facilitate online commerce. Several proposals have been made at the state and local level that would impose additional taxes on revenues generated from the sale of goods or services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish its opportunity to derive financial benefit from its activities.

The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on its income, if any, or from collecting taxes that are due under existing tax rules.

Because its products and services are accessible worldwide and Xfone sells to customers worldwide, foreign jurisdictions may claim that Xfone is required to pay sales or other similar taxes. Swiftnet is required to pay sales tax in the UK and may be required to pay sales tax on sales in countries in the European Union.

Xfone's business may be harmed by litigation related to sale or use of various telephone, fax and e-mail methods of communication marketed on the internet, which could lead to reduced revenues.

The law relating to the liability of providers of online products and services for their activities and the activities of their customers is currently unsettled. Xfone could be sued for any problems which occur in or result from revenues generated from various telephone, fax and e-mail methods of communication marketed on the internet. These claims have been brought, and sometimes successfully litigated, against online product and service providers.

Any resulting litigation could:

o        Be costly for Xfone.

o Divert management attention from the operation of its business.

o        Result in increased costs of doing business.

o        Lead to adverse judgment.

o        Otherwise harm its business.

In addition, in the event that Xfone implements a greater level of interconnectivity on its site, Xfone will not and cannot practically screen all of the content generated or accessed by its customers, and Xfone could be exposed to liability with respect to this content.

Although Xfone carries insurance from Eastgate Assistance in the combined amount of 500,000 Pounds Sterling for commercial legal expenses in the UK, its insurance may not cover claims of these types or may not be adequate to indemnify Xfone for all liability that may be imposed.

If Xfone becomes liable for any of these claims, particularly liability that is not covered by insurance or is in excess of insurance coverage, Xfone could be directly harmed and Xfone may be forced to implement new measures to reduce its exposure to this liability. This may require Xfone to expend substantial resources and to discontinue some product or service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits could harm its reputation or the growth of its business.

Xfone may experience substantial demands and changes in the development and expansion of its business and operations. If Xfone does not successfully cope with problems arising from these demands and changes, its revenues could be reduced.

Xfone anticipates that it will grow rapidly. This rapid growth is likely to place a significant strain on its managerial, operating, financial and other resources, including its ability to ensure customer satisfaction. Its expansion efforts also require significant time commitments from its senior management and place a strain on their ability to manage existing business. Xfone also may be required to manage multiple relationships with third parties as Xfone expands its enhanced value product or service offerings. Its future performance will depend, in part, upon its ability to manage this growth effectively. To that end, Xfone will have to undertake the following improvements, among others:

o        Implement additional management information systems capabilities

o Upgrade existing or develop new telephone, fax and e-mail methods of communication

o Further develop its operating, administrative and financial and accounting systems and controls

o Improve coordination between its engineering, accounting, finance, marketing and operations

o        Hire and train additional personnel

Xfone may choose to expand its operations by developing and promoting new or complementary telephone, fax and e-mail methods of communication or related revenues formats, expanding the breadth and depth of its various telephone, fax and e-mail methods of communication or expanding its market presence through relationships with third parties.

In addition, Xfone may broaden the scope and content of its site through the acquisition of existing online providers of various telephone, fax and e-mail methods of communication marketed on the internet. Although no such acquisitions are currently being negotiated, any future acquisitions would expose Xfone to increased risks, including risks associated with the assimilation of new operations, sites and personnel, the diversion of resources from its existing businesses, sites and technologies, the inability to generate revenues from new sites or content sufficient to offset associated acquisition costs, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new management personnel. Acquisitions may also result in additional expenses associated with amortization of acquired intangible assets or potential businesses.

Xfone's ability to increase revenues will depend in part on successful development of its international operations. If it is not successful, its revenues could be reduced.

Development of international operations will require significant management attention and financial resources and may not produce desired levels of revenue. Xfone's international business will be subject to inherent risks which could harm its business, including:

o        Difficulties in managing operations across disparate geographic areas

o        Fluctuations in local economic, market and political conditions

o        Currency exchange rate fluctuations

These issues and their related costs could reduce its revenues.

Xfone's operating results primarily depend upon the support of its various telephone, fax and e-mail methods of communication by its sales and customer service team. Their failure to do so could harm its business.

Xfone's success will continue to depend significantly on its ability to rapidly and successfully market its various telephone, fax and e-mail methods of communication for its customers. Its revenues and distribution strategy focuses primarily on developing and maintaining an outside direct sales organization. Xfone will also have to provide excellent customer service.

Xfone anticipates increased expenses as it expands its business. These expenses may cause future operating results to fluctuate significantly and possibly fail to meet or exceed the expectations of securities analysts or investors, causing its stock price to decline.

Xfone plans to increase its operating expenses and to expand its product development, sales, marketing and customer support activities. Its decisions regarding its operating expenses and anticipated revenue trends may be incorrect. Many of its expenses are relatively fixed in the short term. Xfone may not be able to reduce its expenses if its revenues are lower than anticipated, which could cause its operating results to be below the expectations of public market analysts or investors, causing the price of its common stock to fall after Xfone commences trading.

Xfone must retain and recruit key personnel. If it doesn't, its revenues may be reduced if it cannot recruit or lose these key employees.

Xfone's business is dependent on the services of Abraham Keinan, president; Guy Nissenson, manager of marketing and business development; and Bosmat Houston, manager of research and development. There is no employment contract with Mr. Keinan. The loss of any of its senior management or other key technical, customer support, revenues and marketing personnel, particularly if lost to competitors, could harm its business. Xfone maintains no key man insurance.

Xfone's success also depends upon its ability to attract and retain highly skilled management and other personnel. Competition for highly skilled employees with technical, management, marketing, revenues, product development and other specialized training is intense and Xfone may not be successful in attracting and retaining these kinds of personnel. In addition, it may experience increased costs in order to attract and retain skilled employees.

Xfone's management has significant control over stockholder matters, which may impact the ability of minority stockholders to influence Xfone's activities.

Xfone's officers and directors and their families control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to its certificate of incorporation and approval of significant corporate transactions. These persons will beneficially own, in the aggregate, approximately 87% of our outstanding common stock. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of Xfone that might be beneficial to other stockholders.

The price of Xfone's stock may fall if, after the merger, Xfone's insiders sell a large number of their shares. It may also fall if non-insiders sell their shares as well. This could reduce the price for which Xfone's shareholders may be able to sell their shares.

After the merger, 3 of Xfone's principal executive officers and other insiders will own an aggregate of 4,353,461 restricted shares. These shares may only be sold in compliance with Rule 144, except that there is no one year holding period because these shares are being issued under this registration statement. After the merger, 131 shareholders will own an aggregate of 646,539 restricted shares. These non-insiders are not subject to the restrictions of Rule 144, and all of these non-insider shares may be sold immediately.

Rule 144 generally provides that a person owning shares subject to the Rule who has satisfied or is not subject to a one year holding period for the restricted securities may sell, within any three month period (provided we are current in our reporting obligations under the Exchange Act) subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale.

A sale of shares by these security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop after the merger.

                                MERGER APPROVALS

In July, 2000, Sidney J. Golub as the sole member of our board of directors approved the merger proposal. Stockholders owning more than 90% of Adar Alternative Two's stock approved the merger proposal at the same time.

In September, 2000, the board of directors of Xfone unanimously approved the merger proposal. Based upon the ownership of more than 50% of Xfone common stock by officers, directors and affiliates, it appears that a favorable vote by stockholders of Xfone is assured.

                               MERGER TRANSACTION

The merger agreement provides each outstanding share of Xfone common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Adar Alternative Two common stock. The following table contains comparative share information for shareholders of Xfone and Adar Alternative Two immediately after the closing of the merger.

          --------------------- -------------------------------- ------------------------------- ---------------------
                                The former shareholders of       The current shareholders of     Total
                                Xfone                            Adar Alternative Two
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Number                4,800,000                        200,000                         5,000,000
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Percentage            96%                              4%                              100%
          --------------------- -------------------------------- ------------------------------- ---------------------

The agreement provides that at the closing of the merger, Adar Alternative Two will

o        Change its name to Xfone
o        Change its state of incorporation to Nevada
o        Adopt Xfone's articles and bylaws
o Elect, effective upon the effectiveness of the merger, new officers and a new board of directors to consist of the current officers and current directors of Xfone

The agreement provides that Xfone's shareholders who vote against the merger are entitled to dissenters' rights with respect to the proposed receipt of shares of our name common stock as set forth in your state's law. The agreement also provides for the payment to our name of a Merger Fee in the amount of $135,000.

None of the shares of Adar Alternative Two common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of the shares of Adar Alternative will be outstanding capital stock of Adar Alternative Two after the closing of the merger.

The merger will be consummated promptly after this prospectus is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger. The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of Nevada. Thereafter, Xfone will cease to exist and Adar Alternative Two will be the surviving corporation in the merger.

Fractional shares.

As of the date of this prospectus, there were no fractional shares of Xfone's common stock outstanding. Because each outstanding share of Xfone's common stock will be entitled to receive one share of Adar Alternative Two's common stock under the terms of the merger agreement, there will be no fractional shares issued in the merger.

Bulletin board listing

Adar Alternative Two will be subject to the reporting requirements of the securities exchange act of 1934 after the merger as a result of its filing of a form 8-A electing to be a reporting company subject to the requirements of the 1934 act.

Upon closing of the merger, our name will seek to become listed on the over the counter bulletin board under the symbol "XFON." If and when listed, the Xfone's shareholders will hold shares of a publicly-traded Nevada corporation subject to compliance with the reporting requirements of the exchange act. Because the state of incorporation, articles and bylaws of Adar Alternative Two will be the same as those of Xfone prior to the merger, the rights of shareholders of Xfone will not change as a result of the merger.

Background of the merger

As discussed under Adar Alternative Two Business, Adar Alternative Two was formed as a vehicle to acquire through a registered securities offering a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. Adar Alternative Two agreed to acquire Xfone because this was Xfone's objective.

Although other methods of achieving its objectives were available, including alternate forms of SEC registration statements, Xfone chose the method involving a reverse merger with Adar Alternative Two because it believes the optimal way for it to achieve its objectives of becoming an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board is:

o To be acquired by an acquisition company
o To have securities to be issued to its shareholders upon the merger registered on Form S-4
o To have that registration statement declared effective before holding a formal vote on the proposed merger

Xfone also believes this method is the optimal way for it to:

o Increase  the  visibility  of  Xfone's  business,  which  could be
  helpful  in  further   developing  and   commercializing   Xfone's
  products.

     Xfone believes that public, trading companies have greater visibility than private companies.

o Facilitate Xfone's ability to raise capital in the public markets.

     Xfone believes that public, trading companies have an easier time raising capital than private companies.

o Potentially improve Xfone's stockholders' ability to sell their shares in the over-the-counter market.

     Xfone believes that public, trading companies provide greater investor liquidity than private companies.

Interests of Certain Persons in the Merger

Upon the closing of the merger,  the current directors and executive officers of
Xfone  will  become  the  directors   and  executive   officers  of  the  parent
corporation.



Material Federal Income Tax Consequences

The following discussion summarizes all the material federal income tax consequences of the merger. This discussion is based on currently existing provisions of the Internal Revenue code of 1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the Xfone shareholders, as described below.

We have addressed this opinion to most of the typical shareholders of companies such as Xfone. However, some special categories of shareholders listed below will have special tax considerations that need to be addressed by their individual tax advisors:

o        Dealers in securities
o        Banks
o        Insurance companies
o        Foreign persons
o        Tax-exempt entities
o Taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction
o Taxpayers who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

We also do not address the tax consequences of the merger under foreign, state or local tax laws.

We strongly urge to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

Neither Adar Alternative Two nor Xfone has requested, or will request, a ruling from the Internal Revenue Service, IRS, with regard to any of the federal income tax consequences of the merger. The tax opinions will not be binding on the IRS or preclude the IRS from adopting a contrary position.

It is the opinion of Williams Law Group, P.A., counsel to Adar Alternative Two Industry Co., that the merger will constitute a reorganization under Section 368(a) of the code. The tax description set forth below has been prepared and reviewed by Williams Law Group, and in their opinion, to the extent the description relates to statements of law, it is correct in all material respects. In a prior filing of a similar transaction with the Securities and Exchange Commission, the staff requested us to add a statement that the following tax consequences are implicit in the firm's opinion that the merger is a 368(a) reorganization.

As a result of the merger's qualifying as a reorganization, the following federal income tax consequences will, under currently applicable law, result:

o No gain or loss will be recognized for federal income tax purposes by the holders of Xfone common stock upon the receipt of Adar Alternative Two common stock solely in exchange for Xfone common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

o The aggregate tax basis of Adar Alternative Two common stock received by Xfone shareholders in the merger will be the same as the aggregate tax basis of the Xfone common stock surrendered in merger.

o The holding period of Adar Alternative Two common stock received by each Xfone shareholder in the merger will include the period for which the Xfone common stock surrendered in merger was considered to be held, provided that the Xfone common stock so surrendered is held as a capital asset at the closing of the merger.

o A holder of Xfone common stock who exercises dissenters' rights for the Xfone common stock and receives a cash payment for the shares generally will recognize capital gain or loss, if the share was held as a capital asset at the closing of the merger, measured by the difference between the shareholder's basis in the share and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code or does not have the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the code after giving effect to the constructive ownership rules of the code.

o Neither Adar Alternative Two nor Xfone will recognize gain solely as a result of the merger.

o There is a continuity of interest for IRS purposes with respect to the business of Xfone. This is because shareholders of Xfone have represented to us that they will not, under a plan or intent existing at or prior to the closing of the merger of the merger, dispose of so much of their Xfone common stock in anticipation of the merger, plus Adar Alternative Two common stock received in the merger that the Xfone shareholders, as a group, would no longer have a significant equity interest in the Xfone business being conducted by Adar Alternative Two after the merger. Our opinion is
         based  upon  IRS  ruling   guidelines   that  require   eighty  percent
         continuity, although the guidelines do not purport to represent the applicable substantive law.

A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

o Xfone would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between

o the sum of the fair market value, as of the closing of the merger, of Adar Alternative Two common stock issued in the merger plus the amount of the liabilities of Xfone assumed by Adar Alternative Two.

                                       and

o         Xfone's basis in the assets

o Xfone shareholders would recognize gain or loss with respect to each share of Xfone common stock surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the closing of the merger, of Adar
          Alternative  Two    common  stock  received in merger
          therefore.

In this event, a shareholder's aggregate basis in Adar Alternative Two common stock so received would equal its fair market value and the shareholder's holding period for this stock would begin the day after the merger is consummated.

Even if the merger qualifies as a reorganization, a recipient of Adar Alternative Two Industry Co. common stock would recognize income to the extent if, among other reasons any shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the Xfone common stock surrendered. Generally, income is taxable as ordinary income upon receipt. In addition, to the extent that Xfone shareholders were treated as receiving, directly or indirectly, consideration other than Adar
Alternative  Two   common stock in merger for Xfone's  shareholder's
common stock, gain or loss would have to be recognized.

Termination.

At any time prior to the Effective Date, the merger agreement may be terminated, and the merger abandoned under certain circumstances, including:

o        By mutual consent of Adar Alternative Two and Xfone
o By either party if any of the other party's representations and warranties contained in the merger agreement shall be or shall have become inaccurate, or if any of the other party's covenants contained in the merger agreement shall have been breached
o By either party if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger
o By Xfone if the consents have been solicited and the merger agreement shall not have been adopted and approved by the required vote
o By Xfone if Xfone reasonably determines that the timely satisfaction of any condition to its obligations to consummate the merger has become impossible or unlikely.

Dissenters' Rights

The following summary of dissenters' rights under Nevada law is qualified in its entirety by reference to section 92, Nevada Statutes, but includes all material aspects of that section.

Xfone stockholders who oppose the proposed merger will have the right to receive payment for the value of their shares as set forth in sections 92a.300 through 92a.500 of the Nevada law. The dissenters' rights will be available only to stockholders of Xfone who refrain from voting in favor of the merger.

Voting against the merger will not constitute notifying Xfone of the intention to demand payment if the merger is closed.

A stockholder must exercise dissenters' rights for all of the shares that he or she owns.

Since the vote to authorize the merger will take place by written consent, Xfone will be required to notify by mail those stockholders who, by virtue of having refrained from voting in favor of the merger, are entitled to payment for their shares. Dissenters notices must be sent no later than ten days after consummation of the merger. The notice must

o        State where demand for payment must be sent
o        State when certificates must be deposited
o State the restrictions on transfer of shares that are not evidenced by a certificate once demand has been made
o        Supply a form on which to demand payment
o        Set a date by which  demand must be received
o        Include a copy of the  relevant portions of the Nevada law

Unless a stockholder acquired his or her shares after Xfone sends the dissenters notices, Xfone must calculate the fair market value of the shares plus interest, and within 30 days of the date Xfone receives the demand, pay this amount to any stockholder that properly exercised dissenters' rights and deposited certificates with Xfone. If Xfone does not pay within 30 days, a stockholder may enforce in court Xfone's obligation to pay. The payment must be accompanied by

o        Xfone's interim balance sheet,
o        A statement of the fair market value of the shares,
o        An  explanation  of how the  interest  was  calculated,
o        A statement  of  dissenters'  right to demand payment, and
o        A copy of the relevant portions of the Nevada Law.

Within 30 days of when Xfone pays a dissenting stockholder for his or her shares, the stockholder has the right to challenge Xfone's calculation of the fair market value of the shares and interest due, and must state the amount that he or she believes to represent the true fair market value and interest of the shares. If Xfone and the stockholder are not able to settle on an amount, Xfone may petition a court within 60 days of making payment to the dissenting stockholder. If Xfone does not either settle with the stockholder or petition a court for a determination within 60 days, Xfone is obligated to pay the stockholder the amount demanded that exceeds Xfone's calculation of fair market value plus interest. All dissenters are entitled to judgment for the amount by which the fair market value of their shares is found to exceed the amount previously remitted, with interest.

It is a condition to Xfone's obligations to consummate the merger that the holders of no more than 10% of the outstanding shares of Xfone's common stock are entitled to dissenters' rights. If demands for payment are made with respect to more than 10%, of the outstanding shares of Xfone's common Stock, and, as a consequence more than 10% of the shareholders of Xfone's become entitled to exercise dissenters' rights, then Xfone will not be obligated to consummate the merger.

Accounting Treatment

For accounting purposes, the merger will be treated as an acquisition by a predecessor corporation.

Merger Procedures

Unless otherwise designated by a Xfone shareholder on the transmittal letter, certificates representing shares of Adar Alternative Two common stock issued to Xfone shareholders will be issued and delivered to the tendering Xfone shareholder at the address on record with Xfone . In the event of a transfer of ownership of shares of Xfone common Stock represented by certificates that are not registered in the transfer records of Xfone , the shares may be issued to a transferee if the certificates are delivered to the transfer agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the transfer agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

o An affidavit of that fact from the holder reclaiming the certificates to be lost, mislaid or destroyed.
o The bond, security or indemnity as the parent corporation and the merger agent may reasonably require.
o Any other documents necessary to evidence and effect the bona fide merger, the transfer agent shall issue to holder the shares into which the shares represented by the lost, stolen, mislaid or destroyed.
o    Certificates have been converted.

Neither Adar Alternative Two, Xfone, nor the transfer agent is liable to a holder of Xfone's common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the Xfone's shareholders constitutes ratification of the appointment of the transfer agent.

After the closing of the merger, holders of certificates will have no rights with respect to the shares of Xfone common stock represented thereby other than the right to surrender the certificates and receive in merger the shares of Adar Alternative Two common stock to which the holders are entitled.

 XFONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

Swiftnet Limited

         We sell and develop telecommunication services, including telephony, fax messages, Internet driven applications and telex for commercial and residential use mainly in the UK and Europe. In addition we provide services and telecom solutions to resellers and partners worldwide.

         We were incorporated in 1991 under the laws of the state of England and Wales. We believe that we should position our self as a "home" for all telecommunication products by integrating new services and ideas to our website and service options. As a retail business, reducing the dependency on one technology will allow us to benefit from many possible directions that the telecomm business will evolve to.

                     Six months ended June 30, 2000 and 1999

                      Consoildated Statement of Operations

         Revenues. Revenues for the six months ended June 30, 2000 increase 77% to (pound)577,560 ($850,604) from (pound)326,789 ($481,280) for the same period in 1999. The increase in revenues is attributed mainly to accelerated growth in revenues generated from our voice telephony services.
         Cost of Revenues. Cost of revenues consists primarily of telephone minutes purchased from telephone company's and other connection charges. During the six months ended June 30, 2000 cost of revenues was (pound)390,556
($575,193) increasing 125%, as compared to cost of revenues of (pound)173,356 ($255,311) for the same period in 1999. The cost of revenues as precenatge of revenues increased to 68% for the six month ended June 30, 2000 as compared with 53% for the six month ended June 30 , 1999. The increase is attributed to the increase in revenues that derive from voice telephony services for which cost of reveneues are higher than ones incurred by providing the other services that the company provides.
         Gross Profit. Gross profit is total operating revenue less operating expenses. Gross profit excludes general corporate expenses, interest expense, interest income and income taxes. For the six months ended June 30, 2000 and 1999, respectively, gross profits were (pound)187,004 ($275,411) and (pound)153,433 ($225,969), which represents a 22% increase. As a percentage of revenue, gross profit decreased during the six months ended June 30, 2000 to 32% from 47% for the same period in 1999. The decrease of gross profit as percentage of revenues is attributed to the growth in revenues derived from voice telephony services, where the gross profit is lower than the one generated from other services provided by the company.
         Research and Development Expenses. Research and development expenses were (pound)14,332 ($21,108)and (pound)14,300 ($21,060) for the six months ended June 30, 2000 and 1999, respectively. Research and development expenses as a percentage of revenue were 2.5% and 4.4% for the six months ended June 30, 2000 and 1999, respectively. The expenses consist of labor costs of the R&D manager. Bosmat develops and upgrades software for our telephone platforms, billing systems, messaging services and interconnections with resellers.

         Marketing and Selling Expenses. Marketing and Selling expenses increased to (pound)36,335 ($53,513), or 109%, from (pound)17,367 ($25,577) for the six months ended June 30, 2000 and 1999, respectively. Marketing and Selling expenses as a percentage of revenue were 6.3% and 5.3% for the six months ended June 30, 2000 and 1999, respectively.
         General and Administrative Expenses. General and Administrative Expenses increased to (pound)100,147 ($147,492) from (pound)98,195 ($144,617)
for the six months ended June 30, 2000 and 1999, respectively and decreased to 17% of gross revenues, from 30% of gross revenues for the six months ended June 30, 2000 and 1999, respectively.

     Financing Expenses. Financing Expenses, net, increased to(pound)5,680 ($8,365) for the six months ended June 30, 2000 as compared to (pound)1,033 ($1,521) for the same period during 1999.

         Income before Taxes. Income before Taxes for the six month ended June 30, 2000 was (pound)30,670 ($45,169) as compared to (pound)22,675 ($33,394) for the same period of 1999 - an increase of 35%. Income before taxes decreased to 5.3% of revenues from 6.9% for the six month ended June 30, 2000 and 1999 respectively. The increase of profits before taxes is attributed to 77% growth in our revenues while the decrease in the percentage of revenues is attributed to the decrease in our gross profit margin.

         Taxes on Income. UK companies are usually subject to income tax at the corporate tax rate of 20%. Taxes on income for the six month ended June 30, 2000 increased to (pound)6,156 ($9,066)- 20% of the income before taxes as compared with (pound) 2,148 ($3,161) - 9.4% of the income before taxes for the six month ended June 30, 1999. The increase of the taxes on income is attributed to the increase in the income before taxes, while the percentage of taxes out of income before taxes increased due to carry forward losses used in June 1999.

     Net  Income.   Net  Income  for  the  six  months   ended  June  30,  2000
was(pound)24,514 ($36,103) as compared to net income of(pound)20,527 ($30,231) for the same period during 1999. The increase in net results during 2000 is attributed to the growth in our revenues.

Consolidated Balance Sheet.

         Current Assets. The Company's Current Assets amounted to (pound)381,512 ($561,873) as of June 30, 2000 as compared to (pound)242,852 ($357,661) as of
December 31, 1999. The increase is due to an increase in account receivables in the amount of (pound)121,062 at June 30, 2000. The increase in account receivables is attributed primarily to the 77% growth in our revenues.

         Loan to Shareholder. Loan to shareholder amounted to (pound)176,480 ($259,913) as of June 30, 2000 as compared to (pound)138,201 ($203,536) as of
December 31, 1999. After balance sheet date, the Company has entered into an agreement with the Shareholder. Pursuant to the agreement, the loan will be payable in annual installments of (pound)13,820 beginning on January 1, 2002 and continuing until January 1, 2011 at which time the remaining unpaid principal will be due in full. The loan can be payable prior to the due date with no prepayment penalty. The loan bears no interest.

         Fixed Assets. Fixed Assets decreased to (pound)89,094 ($131,214) at June 30, 2000 as compared to (pound)89,197 ($131,365) at December 31, 1999.
Purchases of equipment during the six months ended March 31, 2000 were (pound)12,621 ($18,588) and depreciation for the same period was (pound)12,724 ($18,739).

          Trade Payables amounted to (pound)336,647 ($495,798) as of June 30, 2000 as compared to (pound)224,250 ($330,264) at December 31, 1999. The increase of 50% in trade payables is attributed to the growth in our revenues.


 Liquidity and Capital Resources at June 30, 2000.

Since our inception we have fininaced our operations primarily through cash generated by operations and to a lesser extent by private placements of our share capital issued to our shareholders. As of June 30, 2000 the accumilated amount of (pound)92,156 ($135,723) was invested in the company and additonal amount of (pound)89.516 ($131,835) was contributed by retained earnings.

               Net Cash provided by operating activities for the six months ended June 30, 2000 was (pound)16,501 ($24,300) as compared to net cash provided of (pound)32,950 ($48,527) at the same period in 1999. The decrease in the cash provided by operating activities is primarily attributed to the increase in trade receivables.
               Net Cash used in Investing Activities for the six months ended June 30, 2000 were (pound)29,244 ($43,070) as compared to net cash used of (pound)68,464 ($100,831) at the same period in 1999. The cash used in investing activities was primarily used for the director's loan and the purchase of equipment.
               Net Cash used in Financing Activities for the six months ended June 30, 2000 were (pound)2,422 ($3,567) as compared to net cash provided by financing activities of (pound)28,664 ($42,215) at the same period in 1999. The cash generated by financial activities is derived from the issuance of long term debt.


                     Years ended December 31, 1999 and 1998.

                      Consolidated Statement of Operations.

     Revenues.   Revenues  for  year  ended  December  31,  1999  increased  16%
to(pound)758,846 ($1,117,594)  from(pound)652,964 ($961,655) for the same period in 1998.

         Cost of Revenues. During the year ended December 31, 1999 cost of revenues was (pound)427,233 ($629,209) increasing 15%, as compared to cost of revenues of (pound)370,349 ($545,433) for the year ended 1998. The growth in cost of revenues is attributed to equivalent growth in our revenues.

         Gross Profits. For the year ended December 31, 1999 and 1998, respectively, gross profits were (pound)331,613 ($488,385) and (pound)282,615 ($416,222), which represents a 17% increase. As a percentage of revenues, gross profits increased during the year ended December 31, 1999 to 43.7% from 43.3% for the year ended in December 31, 1998.

         Research and Development Expenses. Research and development expenses were (pound)28,663 ($42,214) and (pound)26,715 ($39,345) for the year ended
December 31, 1999 and 1998, respectively. Research and development expenses as a percentage of revenue were 3.8% and 4.1% for the year ended December 31, 1999 and 1998, respectively.

         Marketing and Selling Expenses. Marketing and Selling expenses slightly increased to (pound)40,305 ($59,359) from (pound)39,383 ($58,001) years ended December 31, 1999 and 1998, respectively. Marketing and selling expenses as a percentage of revenues were 5.3% and 6% for the years ended December 31, 1999 and 1998, respectively.

         General and Administrative Expenses. General and Administrative expenses slightly decreased to (pound)213,176 ($313,956) from (pound)213,848 ($314,946) for the years ended December 31, 1999 and 1998, respectively and decreased to 28.1% of gross revenues, from 32.8% of gross revenues for years ended December 31, 1999 and 1998, respectively.

     Financing Expenses. Financing Expenses, net, increased to(pound)6,576 ($9,685) for the year ended December 31, 1999 as compared to (pound)3,992 ($5,879) for the year ended December 31, 1998.

         Net Income. Net Income for the year ended December 31, 1999 was (pound)39,159 ($57,672) as compared to a loss of (pound)1,282 ($1,888) for the year ended December 31, 1998. The increase in net results during 1999 is attributed to the increase in revenues and growth profit while operating expences slightly decrease.

Consolidated Balance Sheet.

         Current Assets. The Company's current assets amounted to (pound)242,852 ($357,661) as of December 31, 1999 as compared to (pound)194,021 ($285,745) as of December 31, 1998. The increase is due to an increase in accounts receivable in the amount of (pound)39,762 at December 31, 1999. The increase in accounts receivable is attributed primarily to an increase in trade receivables in the amount of (pound)39,762 ($60,436) at December 31, 1999.

     Loan  to  Shareholder.   Loan  to  shareholder  amounted   to(pound)138,201
($203,536) as of December 31, 1999 as compared to(pound)68,628  ($101,072) as of
December 31, 1998.

         Fixed Assets. Fixed assets increased to (pound)89,197 ($131,365) at December 31, 1999 as compared to (pound)86,344 ($127,163) at December 31, 1998. Purchases of equipment during the year ended December 31, 1999 were (pound)38,890 ($57,275) and depreciation for the same period was (pound)29,732 ($43,788).

          Trade Payables amounted to (pound)224,250 ($330,264) as of December 31, 1999 as compared to (pound)197,809 ($291,324) at December 31, 1998. The increase in trade payable is attributed the growth in our revenues.

          Other Liabilities and Accrued Expenses amounted to (pound)88,489 ($130,322) as of December 31, 1999 as compared to (pound)58,757 ($86,535) at
December 31, 1998. The increase in other liabilities and accrued expenses is attributed primarly to an increase of the liability to the tax authorities.


Liquidity and Capital Resources at December 31, 1999.

         Net Cash provided by operating activities for the year ended December 31, 1999 were (pound)84,824 ($124,925) as compared to net cash provided of (pound)10,476 ($15,429) at the year ended December 31, 1998. The cash provided by operating activities was primarily provided by the net income, the increase in trade payables and in other liabilities and accrued expences.

               Net Cash used in Investing Activities for the year ended December 31, 1999 were (pound)102,158 ($150,453) as compared to net cash used of (pound)31,193 ($45,940) at the year ended December 31, 1998. The cash used in investing activities was primarily used for the director's loan and the purchase of equipment.


                     Years ended December 31, 1998 and 1997.

Consolidated Statement of Operations.

     Revenues.   Revenues  for  year  ended  December  31,  1998  increase  3.4%
to(pound)652,964 ($961,655) from(pound)631,781 ($930,458) for the same period in
1997.

         Cost of Revenues. During the year ended December 31, 1998 cost of revenues was (pound)370,349 ($545,433) increasing 3.3%, as compared to cost of revenues of (pound)358,469 ($527,937) for the year ended 1997.

         Gross Profits. For the year ended December 31, 1998 and 1997, respectively, gross profits were (pound)282,615 ($416,222) and (pound)273,312 ($402,521), which represents a 3.4% increase. As a percentage of revenue, gross profit for the years ended December 31, 1998 and 1997 were 43.3%.

         Research and Development Expenses. Research and development expenses were (pound)26,715 ($39,345) and (pound)23,760 ($34,993) for the year ended
December 31, 1998 and 1997, respectively. Research and development expenses as a percentage of revenue were 4.1% and 3.8% for the year ended December 31, 1998 and 1997, respectively.

         Marketing and Selling Expenses. Marketing and selling expenses increased to (pound)39,383 ($58,001) from (pound)38,331 ($56,452) in the years ended December 31, 1998 and 1997, respectively. Marketing and selling expenses as a percentage of revenue were 6% and 6.1% for the years ended December 31, 1998 and 1997, respectively.

         General and Administrative Expenses. General and administrative expenses decreased to (pound)213,848 ($314,946) from (pound)214,909 ($316,508)
for the years ended December 31, 1998 and 1997, respectively and decreased to 32.8% of gross revenues, from 34% of gross revenues for years ended December 31, 1998 and 1997, respectively.

     Financing Expenses. Financing Expenses, net, decreased to(pound)3,992 ($5,879) for the year ended December 31, 1998 as compared to (pound)5,429 ($7,996) for the year ended December 31, 1997.

         Loss. Loss for the year ended December 31, 1998 was (pound)1,282 ($1,888) as compared loss of (pound)7,228 ($10,645) for the year ended December 31, 1997. The decrease in the loss is primarly attributed to the minor operating profit that the company generated in the year ended December 31, 1998 as compared with an operating loss in 1997.

                                 XFONE BUSINESS

Xfone is a provider of long distance voice and data telecommunications services primarily in the United Kingdom. Xfone uses the network switching and transport facilities of Tier I and Tier II long distance providers such as MCI/WorldCom to provide a broad array of telephone, fax and e-mail methods of communication marketed through traditional means by its wholly-owned subsidiary Swiftnet and through Xfone on the internet.

Swiftnet was incorporated in 1991. Swiftnet is licensed by the Department of Trade and Industry to provide telecommunication services in the United Kingdom. Xfone was formed in September 2000. In October 2000 Xfone acquired all of the issued and outstanding stock of Swiftnet in a share exchange and reorganization. Swiftnet is now a wholly owned subsidiary of Xfone.

Products and Services

Xfone offers an integrated set of telecommunications products and services including

o Indirect telephone service using 1XXX access [similar to XX-XX-XXXX in the US] reselling services provided by other carriers or using its own platform

       Using a technique called indirect access, Xfone is able to take calls originated by customers and route them to virtually any destination.

       Some customers are billed monthly and some are required to pre-pay. The pre-pay customers are disconnected automatically when their balance hits zero.

o PIN access using 0800 free numbers.

       Customers of Xfone can use this service to call from almost any phone, including British Telecom pay phones, to access Xfone's platform remotely in order to make calls to virtually any destination. Customer identification of clients is done via a PIN code. This is essentially a cardless calling card program.

o Mobile access using 0800 free numbers.

       This service is similar to PIN access but for mobile phones. In this case, however, the identification of the client is automatic; there is no need for a PIN.

o        Email to Fax

       Email2Fax allows anyone with an Internet email account to send faxes usually at a discount cost. The email arrives at Xfone's Internet server and is faxed through high-speed fax modems to the proper destination. Email2Fax confirms every 15 minutes:

o        All successful or failed fax transmissions
o        A complete list including date and time of delivery
o        Destination number
o        Pages
o        Duration
o        Subject
o        Answerback of the transmission

       Email2Fax will try to send a fax based on a pre-defined table of retries. If a fax does not go through, within the pre-defined number of hours Email2Fax will cancel the fax and a confirmation will be included in the next status report.

o        Print to Fax

        Similar to Email2Fax, Print2Fax will allow anyone with Windows 95 [Windows 98 is under development, anticipated to be completed by the end of 2001] and an Internet browser to send faxes usually at a discount cost. When a user wants to send a fax, he or she composes the message with any Windows application that supports printing. The user then selects the printer driver to send the fax. The printer driver automatically displays a dialog box that allows the user to enter

o The recipient name and fax number - multiple recipients, both "To" and "CC," can also be entered
o        The sender's name
o        The subject

        The Prin2Fax software supports the user address book for insertion of one or more recipients. The user can also specify that one of three possible standard cover pages be attached to the fax. Once the user clicks "OK," the fax is sent out over the network to the Xfone server and routed, over the Internet, to its final destination. A queue management window allows the user to track the progress and final status of each fax. Status messages are displayed in clear language.

o        Fax to Email or Cyber Number

         This service allows receiving fax messages directly to an email address via a personal number.

o        Fax Broadcast

         This service enables businesses to send thousands of faxes to various destinations with merged fields quickly.

o        Email to Telex

         Email2telex allows anyone with an Internet email account to send telexes at a discount cost. Email2Telex users can send a telex anywhere in the world. Email2Telex bills in six-seconds increments with no minimum. Email2Telex sends back the same information to the user as Email2fax.

o        Nodal Services

         Business partners can use this product, which is essentially a small platform located in their country, to establish their own messaging services in their own country. This module provides nodal partners the ability to send and receive customer faxes utilizing store and forward delivery.

The level of demand for its products/services is generally greater in January - March, May - July and September - November because there are no major holidays during those months.

Xfone charges its customers on the basis of minutes or partial minutes of usage. Its rates may vary with the distance, duration, time of day of the call and the type of call. The facilities selected for call transmission do not affect its rates, but the type of call does.

Contractual terms on regular telephone customers are 21 days from date of invoice. Averagely customers pay 60 days after being invoiced. Its prepay telephone services represent around 20 percent of revenues. Its suppliers standard terms are 30 days from invoice date however practically payments are being made up to 90 days from date of invoice without interest or penalty.

We will have monthly promotions to different destinations. For example, in a certain month Xfone may sell a minute to a country for less than the retail price. Also, we intend to offer discounts for volume users.

Its wholly-owned subsidiary, Swiftnet, does its billing for us.

We currently have contracts with MCI WorldCom, Teleglobe and GTS for telephone routing and switching services. In general, these contracts may be terminated immediately for a material breach and with thirty days notice otherwise. They also supply the same service to its competitors.

Although Xfone does have back-up supplier for MCI WorldCom, should its agreement with MCI Worldcom be terminated, Xfone would have to reprogram the systems for all direct access customers from the MCI WorldCom switch to another switch. In addition, the cost of purchasing these services could significantly increase.

United Kingdom Market Information

According to the market information update of Office of Telecommunications Department of Trade and Industry, call minutes increased for all call types, except for local calls. Total call minutes have risen constantly (in millions):

----------------------- -------------------- -------------------- --------------------- --------------------
1997/98Q4:              1998/99Q1:           1998/99Q2:           1998/99Q3:            1998/99Q4:
----------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- --------------------- --------------------
41,254                  41,394               42,156               44,859                45,988
----------------------- -------------------- -------------------- --------------------- --------------------

Total revenues have risen as well ((pound)Millions):

----------------------- -------------------- -------------------- --------------------- --------------------
1997/98Q4:              1998/99Q1:           1998/99Q2:           1998/99Q3:            1998/99Q4:
----------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- --------------------- --------------------
1,972                   2,092                2,147                2,174                 2,239
----------------------- -------------------- -------------------- --------------------- --------------------

More importantly call revenues and minutes have risen to all other alternative") carriers such as Swiftnet but not including British Telecom, Kingston, Cable & Wireless and other cable operators: Minutes (in millions):

----------------------- -------------------- -------------------- --------------------- --------------------
1997/98Q4:              1998/99Q1:           1998/99Q2:           1998/99Q3:            1998/99Q4:
----------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- --------------------- --------------------
2,625                   2,925                3,231                3,438                 3,692
----------------------- -------------------- -------------------- --------------------- --------------------

Revenues have also increased ((pound)Millions):

----------------------- -------------------- -------------------- --------------------- --------------------
1997/98Q4:              1998/99Q1:           1998/99Q2:           1998/99Q3:            1998/99Q4:
----------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- --------------------- --------------------
178                     219                  222                  228                   239
----------------------- -------------------- -------------------- --------------------- --------------------

Marketing

Swiftnet

Swiftnet markets through agents, resellers and direct marketing using mainly fax broadcast. Resellers include Voicenet and Worldnet. These contracts may be terminated upon 60 and 7 days notice, respectively. The Voicenet agreement has a monthly minimum rising to 10,000 UK pounds in November, 2000. Resellers receive lower wholesale prices and sell at their own pricelists. Swiftnet provides them with the services, inform them of price changes, and continue to hold a British carrier license.

Swiftnet recently entered into a contract with InTouchUK.com who will have exclusive rights to sell the fax broadcast services in the United Kingdom, including northern Ireland. Swiftnet will keep its own customers that registered prior to the agreement and refer all prospective customers of Fax Broadcast to the reseller. All clients referred by Swiftnet must be connected to Swiftnet services and not to any other competitive services. The exclusivity rights will be revoked in case the reseller does not attain certain revenues to Swiftnet (actual monthly payments) as listed below:


Month   Minimum payment to Swiftnet (UK Pounds)
May        2000                               At least 0
June       2000                               At least 5000
July       2000                               At least 10000
August     2000                               At least 15000
September  2000                               At least 20000
October    2000                               At least 20000
November   2000                               At least 20000
December   2000                               At least 25000
January    2001                               At least 25000
February   2001                               At least 25000
March      2001                               At least 30000
April      2001                               At least 30000
May        2001                               At least 30000
June       2001                               At least 35000
July       2001 - December 2001 (inclusive)   At least 35000 per month
January    2002 - June 2002 (inclusive)       At least 40000 per month
July       2002 - December 2002 (inclusive)   At least 45000 per month
January    2003 onwards                       At least 50000 per month and a
                                              minimum growth of ten percent per
                                              annum.


The reseller could pay Swiftnet the difference between its actual payment and the minimum payment in order to keep the exclusivity.


Agents such as InTouchUK.com sell Swiftnet's services directly and receive commissions of approximately 10%.

Xfone

We believe that the telephone and e-commerce market will merge in such a way that consumers will be able to buy telecommunication services through Internet tools, thus creating an opportunity.

xfone.com will be its brand name for or new e-commerce telecommunications operations. We intend to build a brand name with the launch of "xfone.com" - an easy to recognize name, advertisement and customers that will be satisfied with its rates and quality of lines. We anticipate that xfone.com will be operational by January 2001.

We will promote it primarily through advertising and partnering with other websites.

We intend to build and increase its revenues by:

o        Greater ease of access to its potential  customers using the Internet.
o        Wide range of other marketing tools such as advertisement.
o Recruiting new agents, resellers and high-level employees utilizing option schemes and performance related pay methods.
o        Considering expansion via the acquisition of other companies.
o        Prices
o        Quality of service.
o Personal relations between the agents and clients in specific communities.
o        Added value services such as cyber number, email2fax and others.
o        Customers

---------
Xfone has four types of customers:

o Residential - These customers either must dial 1XXX or acquire a box that will do so automatically.
o Business - Smaller businesses are treated the same as residential customers. Larger businesses PBX units are reprogrammed.
o Government Agencies - Includes the United Nations World Economic Forum, the Argentine embassy, and the Israeli embassy.

o Resellers, such as WorldNet and Voicenet - We provide them with its services (telephony and messaging) for a wholesale price. For WorldNet we supply also the billing system.

Currently Xfone has customers in Angola, Australia, Austria, Bangladesh, Belgium, Benin, Brazil, Bulgaria, Cambodia, Cameroon, Canada, China, Congo, Croatia, Cyprus, Czech Republic, Denmark, Egypt, Finland, France, Germany, Gibraltar, Greece, Guinea, Hong Kong, India, Indonesia, Iran, Irish Republic, Israel, Italy, Ivory Coast, Japan, North Korea , South Korea, Kuwait, Latvia, Lebanon, Liberia, Lithuania, Malawi, Malaysia, Maldives Isles, Mauritius, Nepal, Netherlands, New Zealand, Niger, Nigeria, Norway, Oman, Pakistan, Panama, Philippines, Poland, Portugal, Qatar, Russia, Saudi Arabia, Sierra Leone, Singapore, Slovak Republic, South Africa, Spain, Sri Lanka, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Togo, Turkey, U.A.E, Uganda, Ukraine, USA and Vietnam.

In 1999, one customer, the United Nations World Economic Forum located in Switzerland, accounted for slightly more than 10% of its revenues. Except for the UK and Switzerland, no other country accounted for more than 10% of its revenues. Except for Intouch UK, a fax broadcast reseller which recently signed an exclusive contract with Xfone requiring certain minimum monthly sales which may or may not account for more than 10% of its revenues, Xfone does not anticipate than any customer or country will account for more than 10% of its revenues in 2000.

Future Products and Services

o Developing a database and web interface to enable the integration with a new SS7 telephone switch.

       This will allow us to register their phone line through xfone.com and have immediate access. This should reduce its overhead because we can more easily implement least cost routing.

       We expect this to be implemented with the opening of its web site in January 2000.

o Incoming and outgoing interconnection with various telephone carriers and total incorporation of the switch to the current systems for pre-pay and messaging platform and billing systems.

       The British government, much like the American government, has directed its largest telecommunications company, British Telecom, to open access to its lines to more carriers such as Swiftnet. In that connection, Swiftnet signed an incoming interconnect agreement with British Telecom in August 2000. It can be terminated upon 24 months notice and earlier under certain conditions. Xfone also intends to negotiate outgoing interconnect with a variety of carriers to assure it receives the most competitive cost.

o Research and implementation of GSM interface to the switching system allowing us to sell mobile phone calls at a reduced rate.

       Xfone is currently negotiating with a company which can provide us with the necessary technology to implement this program. We may ultimately decide not to implement this program.

Competitive Business Conditions

The communications and information services industry is highly competitive. Many of its existing and potential competitors have financial, personnel, marketing, customer bases and other resources significantly greater than ours.

Its principal competitor for Xfone services in the UK is Quip.com. The market for Swiftnet's services is fragment in that there are approximately 160 licensed telecom carriers operating in the UK market. However, most all of these entities have much greater financial, sales and marketing, personnel and other resources than we do. As a result, they may be able to grow faster and more profitably. We believe that consolidation in the telecommunications industry will increase competition.

Xfone is subject to competition that is expected to intensify in the future because the number of competitors is increasing. For example, 10 years ago there were only 3 carriers vs. now when 160 carriers exist.

There are barriers to entry into its market:

o License from the OFTEL -Department of Trade and Industry - United Kingdom Government:
o        Knowledge of market
o        Potential customer base
o        Proof of Network
o        International Links
o        Interconnect agreements with various other carriers
o        Capital of around(pound)100,000
o        Technical and market knowledge

The marketing and pricing activities of major competitors such as BT MCI/WorldCom and Cable & Wireless significantly influence the industry. BT, MCI/WorldCom and Cable & Wireless have also introduced new service and pricing options that are attractive to its potential customers, and they may market to these customers more aggressively in the future. New entrants in the industry compete directly with us by concentrating their marketing and direct sales efforts on specific classes of customers. These activities include national advertising campaigns and telemarketing programs.

The suppliers with whom we contract for call transmission may also be its competitors.

We believe that its ability to compete favorably is enhanced by its personal contact with the end user through its local agents on one hand and in the future the ability to give its clients the option to control and see their account over the Internet. Some of its competitors are very large corporations that we believe have less flexibility and employ traditional methods of operation. Xfone is flexible enough to change and introduce new technologies and marketing methods such as xfone.com.

Management believes it will be continue to be successful as a provider of basic telephone services because of the volume discounts it has been able to negotiate with underlying carriers and its ability to direct customer call traffic over the transmission networks of more than one carrier. Xfone has negotiated pricing discounts ranging from 20% to 40% less than its charges to its customers.

Regulatory Matters

Xfone has a license to operate a telecommunications system from the Secretary of State for Trade and Industry granted in 1996. The license may be revoked upon certain conditions upon one month's notice.

Xfone is affected by regulations introduced by Secretary of State for Trade and Industry. Since the break up of the United Kingdom telecommunications duopoly consisting of British Telecom and Mercury in 1991 it has been the stated goal of Secretary of State for Trade and Industry to create a competitive marketplace. Secretary of State for Trade and Industry has imposed mandatory rate reductions on British Telecom in the past, which are expected to continue for the foreseeable future. We do not believe that any regulations introduced by Secretary of State for Trade and Industry will interfere with or substantially hurt its business.

We believe that Xfone is in substantial compliance with applicable laws and regulations. To the extent that these laws and regulations are changed or new laws or regulations are adopted, we may be required to obtain additional licenses or renew, modify or replace existing licenses. If we failed to be in compliance with these laws, OFTEL could impose sanctions on us. This could result in substantial costs to us.

Currently, since only messaging services but no calls by its customers originate in the United States, we do not believe that Xfone is subject to any telecommunications laws or regulations in the United States. In the future, if its services expand, it is possible that we may become subject to the telecommunications laws and regulations of the United States. If this occurs, compliance with such laws would probably involve higher costs than we currently have in Europe.

Research and Development


Other than developing and expanding its telecommunications network and xfone.com web site, Xfone does not intend to undertake any research and development activities. Including Swiftnet, Xfone has not incurred less than %50,000 aggregate research and development expenses since January 1, 1998.


Number of Employees and Facilities

Xfone has 8 full-time employees, 2 in management, 5 in administration and one in research and development.

Xfone has its corporate headquarters at 960 High Road, London N12 9RY - UK. The telephone number is 020-84469494. Most of its business is conducted from its office above that has four offices, one computer room, one operation room that controls the computer room, entrance hall, main hall accounting, secretarial and administration and a kitchen. The office is in on the fifth floor (out of six) in a building with a concierge, two elevators and parking facilities. Its premises are leased on a 5 years term, expiring: 12.12.2001 and the yearly payments are (pound)15,900.

We believe its facilities will be adequate for its anticipated growth and that we will be able to obtain additional space as needed on commercially reasonable terms.

Legal Proceedings

Xfone is not currently a party to any material legal proceedings.

Swiftnet is currently involved in a dispute with one of its former shareholders who we believe had a representative who was formerly a director of Swiftnet. The shareholder is claiming that additional shares should be issued, certain information has not been furnished, certain director's compensation has not been paid and other minor matters. Xfone disputes these claims. No litigation has been filed on this matter as of the date of this prospectus.

                                XFONE MANAGEMENT

The names and ages of its executive officers and directors as of September, 2000 are as follows:

----------------------------------- ---------- ------------------------------------------------------------------------------
     Name                           Age             Position
----------------------------------- ---------- ------------------------------------------------------------------------------
----------------------------------- ---------- ------------------------------------------------------------------------------
Abraham Keinan                            50        president/director
----------------------------------- ---------- ------------------------------------------------------------------------------
----------------------------------- ---------- ------------------------------------------------------------------------------
Bosmat Houston                            39        R&D manager
----------------------------------- ---------- ------------------------------------------------------------------------------
----------------------------------- ---------- ------------------------------------------------------------------------------
Guy Nissenson                             26        marketing and business development
                                                    /director
----------------------------------- ---------- ------------------------------------------------------------------------------

Mr. Abraham Keinan, its president and founder, founded Swiftnet in January 1991 and Xfone in 2000. Mr. Keinan received a BSc in Mechanical Engineering from Ben-Gurion University, Beer-Sheeva - Israel.

Mrs. Bosmat Houston, joined Swiftnet in September 1991 and became R&D Manager in the same month. Mrs. Houston received a BSc in Computer Science from the Technion - Institution of technology, Haifa - Israel.

Mr. Guy Nissenson, MARKETING AND BUSINESS development manager joined Swiftnet in October 1999 and became a director of Swiftnet in May 2000. He was a marketing manager of RADA Electronics Industries from May 1997 to October 1998. He was an audit and control officer with the rank of lieutenant of the Israeli Defense Forces - Central Drafting Base and other posts from March 1993 to May 1997. Mr. Nissenson received In July 2000 a BSc in Business Management from KINGS College
- University of London. Mr. Nissenson and his family own Cambletown Business Ltd. Cambletown has invest $100,000 in Swiftnet.

Directors serve for the a one year term. Its Bylaws currently provide for a Board of Directors comprised of 2 directors.

Executive Compensation

The following table sets forth summary information concerning the compensation received for services rendered to us during the years ended December 31, 1999 and 1998 respectively by the president as managing director of Swiftnet. No other executive officers received aggregate compensation during its last fiscal year which exceeded, or would exceed on an annualized basis, $100,000.

                           SUMMARY COMPENSATION TABLE

              Name and                                                                       All Other Annual
         Principal Position                 Year          Salary (1)          Bonus            Compensation
-------------------------------------    -----------    ---------------    ------------      ------------------

Abraham Keinan,                          1999             (pound)12000            -                    -
president
                                         1998             (pound)12000            -                    -


Its managing director, Mr. Abraham Keinan does not have an employment agreement with the company. Xfone has agreed to pay him a salary of(pound)1250 per month. Mr. Keinan also receives pension benefits and a company car. He is not subject to a covenant not to compete.

Xfone has entered into an employment agreement with Guy Nissenson. The agreement commenced May, 11 2000. Under the agreement, Mr. Nissenson will work on business development, sales and marketing. Xfone has agreed to pay him a salary of (pound)1000 per month, subject to a future increase of (pound)1000 if Swiftnet reaches average sales of (pound)175,000 per month. He is not subject to a covenant not to compete. In addition, Xfone has agreed that if we grant options to Mr. Keinan, we will also grant Mr. Nissenson options to buy Swiftnet or Xfone according to the following formula: 50% of the options with same price and conditions that Mr. Keinan will receive, subject to the company reaching a benchmark of (pound)120,000 average sales per month during Mr. Nissenson activities or in the 12 months thereafter. The agreement with Mr. Nissenson can be terminated with one month notice.

Its research and development manager, Mrs. Bosmat Houston also has an employment agreement with us. Xfone has agreed to pay her a salary of (pound)2266 per month. She is not subject to a covenant not to compete. Her agreement can be terminate by the company with 8 weeks notice by us and one week notice by her.

Board Compensation

Its directors do not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings.

     RELATED PARTY TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

Since inception through June 30, 2000, Swiftnet has loaned Mr. Keinan (pound)181,980 or approximately $ 266,013 based upon the exchange rate at June 30, 2000. This note is not reflected in a promissory note. The terms and conditions of repayment are as follows:

Xfone has entered into a consulting agreement dated May 5, 2000 and for a term of 18 months thereafter, renewable as mutually agreed, with Campbeltown Business, Ltd., an affiliate of Mr. Nissenson. Under the agreement, we will pay Campbeltown 2,000 UK pounds per month, with the following performance bonus:

-------------------------------------------- ----------------------------------------- ------------------------------------------
Month that revenues are between 125,000      Month that revenues are between 150,000   Month that revenues are in excess of
and 150,000 UK pounds                        and 175,000 UK pounds                     175,000 UK pounds
-------------------------------------------- ----------------------------------------- ------------------------------------------
-------------------------------------------- ----------------------------------------- ------------------------------------------
1,250 UK pounds                              2,500 UK pounds                           2,750 UK pounds
-------------------------------------------- ----------------------------------------- ------------------------------------------

There is a stock purchase agreement dated the 19th of June 2000, between Swiftnet, Keinan and Campbeltown which provides that:

o Keinan confirms that all his businesses activities and initiatives in the field of telecommunication are conducted through Swiftnet, and will continue to do so at least 18 months after the conclusion of this transaction.

o Campbeltown declares that it is not involved in any business that competes with Swiftnet and will not be involved in such business at least for 18 months after this transaction is concluded.

o Campbeltown will invest in Swiftnet the amount of 100,000 USD. In exchange for its investment Swiftnet will issue new shares that will represent 20% of the total issued shares of Swiftnet and will have equal rights as the rest of the in voting and equity. Campbeltown will also own 5% of the issued and outstanding shares of Xfone before the merger with Adar Alternative Two has closed.

o Campbeltown will have in total at least 15% of Adar Alternative Two after the merger closes.

o Campbeltown will have the right to nominate 33% of the members of the board of directors of Swiftnet and Adar Alternative Two. If and when Campbeltown ownership in Adar Alternative Two will be less than 7%, Campbeltown will have the right to nominate only 20% of Adar Alternative Two board members but always at least one member. In the case that Campbeltown ownership in Adar Alternative Two will be less than 2%, this right will expire. In the case that Adar group transaction is not concluded and Campbeltown sells all of its shares in Swiftnet, the right for 33% board members in Swiftnet will expire.

o Campbeltown will have the right to nominate a vice president in Swiftnet and/or Adar Alternative Two. It is agreed that Mr. Guy Nissenson is nominated now. If for any reason Guy Nissenson will leave his position, Campbeltown and Mr. Keinan will agree on another nominee. The VP will be employed with suitable conditions. This right will expire when both conditions happen: Campbeltown is no longer a shareholder in Swiftnet and it owns less than 2% of Adar Alternative Two.

o Campbeltown has the option to purchase additional shares of Swiftnet that will represent 10% of all issued shares after the transaction for the amount of $200,000 US. This transaction can be executed either by Swiftnet issuing new shares, or by Mr. Keinan selling his private shares (as long as he has an adequate amount of shares), as Mr. Keinan will decide. This option will expire on Dec 31, 2005. Campbeltown can exercise this option in parts. If this option is exercised before the conclusion of Adar Group transaction Keinan and Swiftnet will make sure and guarantee that the shares owned by Campbeltown as a result of exercising this option will be exchanged by the same percentage of ownership in Adar Alternative Two. It is agreed that if Campbeltown exercised only part of the option buying Swiftnet shares it will have the right to exercise the reminder of the option for Adar Alternative Two shares at the same terms. As long as Swiftnet is not a public company or is merged / bought / taken over by a third party only half of the option above could be taken.

o Alternatively to the right described in the point above after the conclusion of Adar group transaction Campbeltown will have the option to purchase shares of Adar Alternative Two that will represent 10% of all issued and outstanding shares at the first day of flotation (after the transaction) for the amount of $200,000 US. It is Campbeltown decision what alternative to choose. This transaction can be executed either by Adar Alternative Two issuing new shares, or by Mr. Keinan selling his private shares in Adar Alternative Two (as long as he has an adequate amount of shares), as Mr. Keinan will decide. The option can be executed in parts and will expire on Dec 31,2005.

o Campbeltown will have the right to participate under the same terms and conditions in any investment or transaction that involve equity rights in Swiftnet or Adar Alternative Two conducted by Mr. Keinan at the relative ownership portion.

o In the event that Swiftnet or Adar Alternative Two will seek for money in a private placement for equity or any other rights, Campbeltown will have the right of first refusal on any transaction or part of it until Dec 31, 2005 or as long as it owns over 7% of Swiftnet equity or 4% of Adar Alternative Two.

o Keinan and Campbeltown have signed a right of first refusal agreement for the sale of their shares.

o Until Swiftnet or Adar Alternative Two conducts a public offering or is traded on a stock market, Adar Alternative Two and Swiftnet will not issue any additional shares or equity rights without a written agreement from Campbeltown. This right will expire when Campbeltown will have no interest or shares in Swiftnet and Adar Alternative Two.


                             PRINCIPAL STOCKHOLDERS

The following table sets forth ownership of its Common Stock as of October 1, 2000 by

o Each shareholder known by us to own beneficially more than 5% of the common stock o Each executive officer o Each director and all directors and executive officers as a group:

      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Name                                       Number of Shares              Percentage before      Percentage after
      ----                                       ----------------              ------------------     -----------------
                                                                               merger                 merger
                                                                               ------                 ------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Abraham Keinan                                  2,342,333                     50                     47
      4 WYCOMBE GARDENS
      LONDON NW11 8AL
      UNITED KINGDOM

      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Vision Consultants (2)                          1,302,331                     27                     26
      KINGS COURT
      POB N-3944
      BAY STREET
      NASSAU BAHAMAS

      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Campbeltown Business Ltd. (3)                   720,336                       15                     14.5
      P.O. BOX 3152
      ROAD TOWN, TORTOLA
      BRITISH VIRGIN ISLANDS

      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      All directors and named executive               4,365,006                     92                     87.5
      officers as a group (2 persons)
      ------------------------------------------ ----------------------------- ---------------------- ---------------------


(1) This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 4,800,000 shares of Common Stock outstanding as of October 1, 2000.
(2)      Beneficially owned by Mr. Keinan.
(3)      Mr. Nissenson and his father are shareholders in this company.

                       DESCRIPTION OF XFONE CAPITAL STOCK

     ------------------------------------------------ ----------------------------------------------------
     Authorized Capital Stock                         Shares Of Capital Stock Outstanding
     ------------------------------------------------ ----------------------------------------------------
     ------------------------------------------------ ----------------------------------------------------
     50,000,000                                       4,800,000
     ------------------------------------------------ ----------------------------------------------------
     ------------------------------------------------ ----------------------------------------------------
     20,000,000                                       none
     ------------------------------------------------ ----------------------------------------------------

Common Stock

Xfone is authorized to issue 50,000,000 shares of $.001 par common stock. As of October, 2000, there were 4,800,000 shares of common stock outstanding held of record by 123 stockholders. There will be 5,000,000 shares of common stock outstanding after giving effect to the issuance of the shares of common stock under this prospectus.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

Xfone is authorized to issue 20,000,000 shares of preferred stock. There are no shares of preferred stock outstanding. We currently have no plans to issue any shares of preferred stock.

Options

Campbeltown has the option from Xfone and Mr. Keinan to purchase 500,000 additional shares of Xfone for the amount of 200,000 USD. This transaction can be executed either by Xfone issuing new shares, or by Mr. Keinan selling his private shares as long as he has an adequate amount of shares, as Mr. Keinan will decide. This option will expire on Dec 31, 2005.

Dividends

Xfone has never paid any dividends and do not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent And Registrar

Transfer Online, Inc. is the transfer agent and registrar for its common stock.


                         ADAR ALTERNATIVE TWO'S BUSINESS

History and Organization

We were organized under the laws of the state of Florida in April, 1999. Since inception, our primary activity has been directed to organizational efforts. We were formed as a vehicle to acquire a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board.

In April, 2000 Mr. Williams resigned as officer and director and Mr. Sidney Golub was elected president and director. On July, 2000,we changed our name from Tenth Enterprise Service Group, Inc. to Adar Alternative Two, Inc.

Operations

We do not currently engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing the merger with Xfone have been and will continue to be paid with money in our treasury or loaned by management. This is based on an oral agreement between management and us.

Employees

We presently have no employees. Our officer and director is engaged in business activities outside of us. It is anticipated that management will devote the time necessary each month to our affairs of until a successful business opportunity has been acquired.

Selected Financial Data

The following information concerning our financial position and operations is as of and for the period ended December 31, 1999.

--------------------------------------------------------------------------------
Total assets                         $  0
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Total liabilities                       0
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Equity                                  0
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Sales                                   0
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Net loss                               79
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Net loss per share                      0
--------------------------------------------------------------------------

Management Discussion And Analysis Or Plan Of Operation

 We are a development stage entity, and have neither engaged in any operations nor generated any revenues to date. We have no assets. Our expenses to date, all funded by a loan from management, are $79. We have agreed to pay our management a salary of $60,000 and the Williams Law Group a legal fee for preparation of this registration statement in the amount of $75,000, to be paid from the merger fee.

 Substantially all of our expenses that must be funded by management have been and will be from our efforts to identify a suitable acquisition candidate and close the acquisition. Management has orally agreed to fund our cash requirements until an acquisition is closed. So long as management does so, we will have sufficient funds to satisfy our cash requirements. This is primarily because we anticipate incurring no significant expenditures. Before the conclusion of the acquisition of Xfone, we our expenses have been and will continue to be limited to accounting fees, legal fees, telephone, mailing, filing fees, occupational license fees, and transfer agent fees.

We do not intend to seek additional financing. At this time we believe that the funds to be provided by management will be sufficient for funding our operations until we close the acquisition of Xfone and therefore do not expect to issue any additional securities before the closing of the acquisition of Xfone.

Properties.

We are presently using the office of Mr. Golub in Massachusetts at no cost as our office. This arrangement is expected to continue only until a business combination is closed, although there is currently no agreement between us and Mr. Golub. We at present own no equipment, and do not intend to own any.

Security Ownership of Some Beneficial Owners and Management.
-----------------------------------------------------------

The following table sets forth some information regarding the beneficial ownership of our Common Stock as of June, 2000 by

o Each shareholder known by us to own beneficially more than 5% of the common stock o Each executive officer o Each director and all directors and executive officers as a group:

      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      Name                                 Number of Shares        Percentage       Number of Shares   Percentage
      ----                                 -----------------       -----------      -----------------  -----------
                                           Pre-Merger(1)           before merger    Post-Merger        after merger
                                           -------------           -------------    ------------       ------------
                                                                                    (1)(2)
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
       Michael T. Williams(1)                   1,000,000               50%              87,000             1.8%
       100 100%
       2503 W. Gardner Ct.
       Tampa FL 33611
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
       Sidney J. Golub                          1,000,000               50%              100,000            2%
      10 Troon Place
      P.O. Box 289
      Mashpee, MA 02649
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
           All directors and named              1,000,000               50%              187,000            3.8%
      executive officers as a group (one
      person)
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 2,000,000 shares of Common Stock outstanding as of July 1, 2000.

(1) Includes 187,000 shares owned by the Williams Trust, with beneficiaries as Tenants by the Entireties of Michael Williams and Donna Williams, his wife. Under the terms of the trust, all sales decisions will be made exclusively by the trustee. Excludes 1,000 shares owned by Brandon Williams Revocable Trust. Brandon is the son of Mr. and Mrs. Williams. Also excludes 1,000 shares each owned by 10 of Mr. and Mrs. Williams nieces and nephews, current and to-be, and a trust related to a family property in Vermont of which Mr. and Mrs. Williams are currently a beneficiary and one employee of Mr. Williams' law firm. They disclaim beneficial ownership of these 13,000 shares. In connection with the merger, we agreed to effect a reverse split such that Mr. Williams' Trust will own 187,000 shares prior to the closing of the merger. The shares held by other shareholders are subject to anti-dilution provisions and thus won't be affected by this reverse split.

(2) In connection with the merger, Adar Alternative Two agreed to effect a reverse split such that Mr. Williams' Trust and Mr. Golub will each own 200,000 shares prior to the closing of the merger.

Mr. Williams and Mr. Golub may be deemed our founders, as that term is defined under the securities act of 1933.

Director and Executive Officer.
------------------------------

The following table and subsequent discussion sets forth information about our director and executive officer, who will resign upon the closing of the acquisition transaction. Our director and executive officer was elected to his position in April 2000


 Name                      Age            Title

 Sidney J. Golub           58             President, Treasurer and Director

 Since prior to 1995, Mr. Golub has been president of Adar Group, Inc., a management consulting firm.

 Executive Compensation.

 The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the period ended December 31, 1999, by our prior chief executive officer.

                           Summary Compensation Table


Name and Principal Position                    Annual Compensation - 1999
---------------------------                    --------------------------

                                             Salary, $,            Bonus, $,        Number of Shares Underlying Options, #,
                                             ----------            ---------                                   ------------
Michael T. Williams, President                  None                  None                           None


Future Compensation and Relationships and Related Transactions.

Of the $135,000 merger fee to be paid to us by Impulse Communications under the terms of the merger agreement, Mr. Golub will receive $60,000 for his role as current president and director. The remaining $75,000 will be paid to Williams Law Group for legal services in preparing this registration statement.

In connection with the merger, Adar Alternative Two agreed to effect a reverse split with the result that Mr. Williams' Trust and Mr. Golub will each own 187,000 and 200,000 shares respectively prior to the closing of the merger.

Legal Proceedings.

 We not a party to or aware of any pending or threatened lawsuits or other legal actions.

Indemnification of Directors and Officers.

Our director is bound by the general standards for directors provisions in Florida law. These provisions allow him in making decisions to consider any factors as he deems relevant, including our long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or our customers, the community in which the we operate and the economy. Florida law limits our director's liability.

 We have agreed to indemnify our director, meaning that we will pay for damages they incur for properly acting as director. The SEC believes that this indemnification may not be given for violations of the securities act of 1933.

Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against the public policy and is therefore, unenforceable.

Provisions With Possible Anti-Takeover Effects

Section 607.0902 of Florida law restricts the voting rights of some shares of a corporation's stock when those shares are acquired by a party who, by this acquisition, would control at least one-fifth of all voting rights of the corporation's issued and outstanding stock. The statute provides that the acquired shares, the control shares, will, upon this acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an acquiring person's statement submitted to the corporation in compliance with the requirements of the statute. Upon receipt of this request, the corporation must submit, for shareholder approval, the acquiring person's request to have voting rights re-assigned to the control shares. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation's shareholders for each class and series of stock. If this resolution is approved, and the voting rights re-assigned to the control shares represent a majority of all voting rights of the corporation's outstanding voting stock, then, unless the corporation's articles of incorporation or Bylaws provide otherwise, all shareholders of the corporation will be able to exercise dissenter's rights in accordance with Florida law.

A corporation may, by amendment to its articles of incorporation or bylaws, provide that, if the party acquiring the control shares does not submit an acquiring person's statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person's statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party's request, deny full voting rights to the control shares.

The statute does not alter the voting rights of any stock of the corporation acquired in any of the following manners:

o Under the laws of intestate succession or under a gift or testamentary transfer
o Under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the statute
o Under either a share exchange or share exchange if the corporation is a party to the agreement or plan of merger or share exchange
o Under any savings, employee stock ownership or other benefit plan of the corporation
o Under an acquisition of shares specifically approved by the board of directors of the corporation

               DESCRIPTION OF ADAR ALTERNATIVE TWO'S CAPITAL STOCK


     ------------------------------------------------ ----------------------------------------------------
          Authorized Capital Stock                         Shares Of Capital Stock Outstanding
     ------------------------------------------------ ----------------------------------------------------
     ------------------------------------------------ ----------------------------------------------------
                          50,000,000                                       2,000,000
     ------------------------------------------------ ----------------------------------------------------
     ------------------------------------------------ ----------------------------------------------------
                          20,000,000                                            none
     ------------------------------------------------ ----------------------------------------------------

Common Stock

As of December 31, 1999, there were 2,000,000 shares of common stock outstanding held of record by 15 stockholders. There will be 5,000,000 post merger shares of common stock outstanding after giving effect to the issuance of the shares of common stock to the public under this prospectus and the reverse split and return of shares prior to the merger.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 20,000,000 shares of Class A preferred stock. There are no shares of preferred stock outstanding. Issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights of the holders of common stock. In some circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

Options

We have no options outstanding. We will issue options in the merger with the same conditions, in the same amounts, on the same terms and to the same people as Xfone's options outstanding on the closing of the merger.

Dividends

We have never paid any dividends and do not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent and Registrar

We are the transfer agent and registrar for our common stock.

COMPARISON OF RIGHTS OF ADAR ALTERNATIVE TWO STOCKHOLDERS AND XFONE SHAREHOLDERS

Because Adar Alternative Two will change its state of incorporation, and bylaws to be the same as those of Xfone, the rights of shareholders of Xfone will not change as a result of the merger.

                              AVAILABLE INFORMATION

Xfone is not and until the effectiveness of this registration statement Adar Alternative Two was not, subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, do not file reports, information statements or other information with the Commission. Under the rules and regulations of the Commission, the solicitation of proxies from the shareholders of Xfone to approve the merger constitutes an offering of Adar Alternative Two common stock to be issued in connection with the merger. Accordingly, Adar Alternative Two has filed with the Commission a registration statement on Form S-4 under the Securities Act, with respect to such offering from time to time, the registration statement. This prospectus constitutes the prospectus of Adar Alternative Two that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and may be available at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

                                     EXPERTS

No financial statements of Adar Alternative Two are included because the acquisition for accounting purposes is treated as Xfone acquiring Adar Alternative Two and the acquisition is immaterial. The Financial Statements of Swiftnet Limited, now a wholly-owned subsidiary of Xfone, for the periods ended December 31, 1999 and December 31,1998 also included in this prospectus and elsewhere in the Registration Statement have been included herein in reliance on the report of Chaifetz & Schreiber, p.c., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

The validity of the shares of Adar Alternative Two common stock being offered by this prospectus and certain federal income tax matters related to the exchange are being passed upon for Adar Alternative Two by Williams Law Group, P.A., Tampa, FL. Mr. Williams is the sole officer and director of and owns 1,000,000 shares pre merger and 200,000 shares post merger of the stock of Adar Alternative Two.

--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------


                         UNAUDITED FINANCIAL STATEMENTS
                               as of June 30, 2000









--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------


                         UNAUDITED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000





                                    CONTENTS


                                                                    Page


REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS                             1

     Balance Sheets                                                 2-3

     Statements of Operations                                         4

     Statements of Changes in Shareholders' Equity                    5

     Statements of Cash Flows                                       6-7

     Notes to the Financial Statements                             8-15

--------------------------------------------------------------------------------






                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Swiftnet Limited


We have audited the accompanying balance sheets of Swiftnet Limited as of December 31, 1999 and 1998, the related statements of operations, changes in shareholders' equity and cash flows for each of the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Swiftnet Limited as of December 31, 1999 and 1998, and the results of its operations its and cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles in the United States.


                           Chaifetz & Schreiber, p.c.


September 24, 2000
                                       F-1

--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                                 BALANCE SHEETS


                                                                             June 30,                    December 31,
                                                                               2000                1999                 1998
                                                                            Unaudited             Audited             Audited

Current assets
Cash and cash equivalents                                                   $  72,405           $  87,570            $  78,979
Trade receivables                                                             252,069             131,007               91,245
Other receivables and prepaid expenses (Note 3)                                57,038              24,275               23,797
Total Current Assets                                                          381,512             242,852              194,021
Loan to Shareholder (Note 4)                                                  176,480             138,201               68,628
Fixed assets (Note 5)
Cost                                                                          284,059             271,438              252,476
Less - accumulated depreciation                                              (194,965)           (182,241)            (166,132)
Total fixed assets                                                             89,094              89,197               86,344

Total assets                                                                $ 647,086           $ 470,250            $ 348,993


June 30,                December 31,
 2000                      1999
Unaudited                  Audited

Convenience translation into U.S. $

$ 106,635                 $ 128,969
  371,236                   192,941
   84,002                    35,751

   84,002                    35,751
  561,873                   357,661
  259,913                   203,536
  418,349                   399,761
 (287,135)                (268,396)
  131,214                   131,365

 $ 953,000                $ 692,562



=============================================================================================================================



                                       F-2
--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                                 BALANCE SHEETS



                                                                             June 30,                                December 31,
                                                                               2000                1999                 1998
                                                                            Unaudited             Audited             Audited

Current liabilities
Capital lease obligation - current portion (Note 7)                        $    4,528          $    4,528           $    1,267
Trade payables                                                                336,647             224,250              197,809
Other liabilities and accrued expenses (Note 6)                               103,680              88,489               58,757

Long-term liabilities
Capital lease obligation (Note 7)                                              20,559              22,981                  317
  Total long-term liabilities                                                  20,559              22,981                  317

Shareholders' equity (Note 8)
Common stock
Authorized & outstanding - ordinary shares of $1 par value:
  11,000 `A' Common stock                                                      11,000              11,000                  500
  11,000 `B' Common stock                                                      11,000              11,000                  500
Contributions in excess of par value                                           43,000              43,000                   -
Receipt on account of shares                                                   27,156                  -                64,000
Retained earnings                                                              89,516              65,002               25,843
  Total shareholders' equity                                                  181,672             130,002               90,843

Total liabilities and shareholders' equity                                  $ 647,086           $ 470,250            $ 348,993


          June 30,           December 31,
          2000                 1999
          Unaudited             Audited
       Convenience translation into U.S. $
      $    6,670           $    6,670
         495,798              330,264
         152,695              130,322
         655,163              467,256


         30,279                33,845
         30,279                33,845



         16,200              1 6,200
         16,200               16,200
         63,329               63,329
         39,994                 -
        131,835               95,732
        267,558              191,461
      $ 953,000            $ 692,562


=============================================================================================================================



                                       F-3
--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                             STATEMENT OF OPERATIONS

                                                        Six months                 Three months                           Year
                                                           ended                      Ended                              ended
                                                         June 30,                    June 30,                         December 31,
                                                     2000         1999          2000          1999          1999          1998


Revenues                                           $ 577,560     $ 326,789    $ 310,030     $ 185,542     $ 758,846     $ 652,964
Cost of Revenues                                     390,556       173,356      210,674       104,200       427,233       370,349
Gross Profit                                         187,004       153,433       99,356        81,342       331,613       282,615

Operating expenses:
Research & development                                14,332        14,300        7,166         7,160        28,663        26,715
Marketing and selling Note (9a)                       36,335        17,367       21,842         8,649        40,305        39,383
General & administrative Note (9b)                   100,147        98,195       49,053        51,749       213,176       213,848
Total operating expenses                             150,814       129,862       78,061        67,558       282,144       279,946

Operating Profit (loss)                               36,190        23,571       21,295        13,784        49,469         2,669
Financing expenses, net Note (9c)                 (    5,680)   (    1,033)   (   2,835)   (      509)    (   6,576)    (   3,992)
Other income                                             160           137           89            71           457            41
Income (Loss) before taxes                            30,670        22,675       18,549        13,346        43,350     (   1,282)
 Taxes on Income                                  (    6,156)   (    2,148)   (   3,500)    (   1,390)    (   4,191)        -
Net Income (loss)                                 $   24,514    $   20,527    $  15,049     $  11,956     $  39,159    $(   1,282)




              Six months                       Year
              ended                            Ended
              June 30,                         December 31,
      1997                2000                 1999
  Convenience translation into U.S. $


    $ 631,781           $ 850,604              $1,117,594
      358,469             575,193                 629,209
      273,312             275,411                 488,385
       23,760              21,108                  42,214
       38,331              53,513                  59,359
      214,909             147,492                 313,956
      277,000             222,113                 415,529
   (    3,688)             53,298                  72,856
   (    5,429)         (    8,365)            (     9,685)
          224                 236                     673
   (    8,893)             45,169                  63,844
        1,665          (    9,066)            (     6,172)
  $(    7,228)         $   36,103             $    57,672

=============================================================================================================================

--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY



                                                        Number of                              Contributions           Receipt
                                                        Ordinary                               in excess of         on account of
                                                         Shares           Share capital          par value             Shares


Balance at January 1, 1997                                   1,000             $  1,000            $     -               $     -
Net loss                                                      -                    -                     -                     -
Balance at January 1, 1998                                   1,000                1,000                  -                     -
Receipt on account of shares                                  -                    -                     -                   64,000
Net loss                                                      -                    -                     -                     -
Balance at January 1, 1999                                   1,000                1,000                  -                   64,000
Issuance of ordinary shares                                 21,000               21,000                43,000               (64,000)
Net income                                                    -                    -                     -                     -
Balance at December 31, 1999                                22,000             $ 22,000              $ 43,000            $     -
Receipt on account of shares                                  -                    -                      -                   27,156
Net income                                                    -                    -                      -                     -
Balance at June 30, 2000                                    22,000             $ 22,000               $ 64,000              $ 27,156

Balance at January 1, 1999                                   1,000              $ 1,000             $     -                 $ 64,000
Net income                                                    -                    -                      -                     -
Balance at June 30, 1999                                     1,000              $ 1,000             $     -                 $ 64,000

Convenience translation into U.S. $:
Balance at January 1, 2000                                  22,000             $ 32,400               $ 63,329           $      -
Receipt on account of shares                                  -                    -                      -                   39,994
Net income                                                    -                    -                      -                     -
Balance at June 30, 2000                                    22,000             $ 32,400               $ 63,329             $  39,994





                         Total
   Retained          Shareholders'
   Earnings              Equity

  $  34,353          $   35,353
   (  7,228)          (   7,228)
     27,125              28,125
         -               64,000
   (  1,282)          (   1,282)
     25,843              90,843
         -                   -
     39,159              39,159
   $ 65,002           $ 130,002
         -               27,156
     24,514              24,514
   $ 89,516           $ 181,672
   $ 25,843          $   90,843
     20,527              20,527
   $ 46,370           $ 111,370
   $ 95,732           $ 191,461
         -               39,994
     36,103              36,103
  $ 131,835
        $ 267,558
=============================================================================================================================

--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS


                                                        Six months                 Three months                           Year
                                                           ended                      Ended                              ended
                                                         June 30,                    June 30,                         December 31,
                                                     2000         1999          2000          1999          1999          1998

Cash flow from operating activities
Net Income (Loss)                                  $ 24,514      $ 20,527      $ 15,049      $ 11,956     $ 39,159     $ ( 1,282)
Adjustments to reconcile net cash provided
  by operating activities (1)                      (  8,013)       12,423         5,972        27,482        45,665        11,758
Net cash provided by operating activities            16,501        32,950        21,021        39,438       84,824        10,476

Cash flow from investing activities
Directors loans                                     (16,623)      (30,979)        6,725       (16,554)   (  63,268)        5,444
Purchase of equipment                               (12,621)      (37,485)      (12,153)      (35,303)   (  38,890)      (36,637)
Net cash used in investing activities               (29,244)      (68,464)     (  5,428)      (51,857)    (102,158)      (31,193)

Cash flow from financing activities
Repayment of long term debt                        (  2,422)     (  1,336)     (  1,055)     (  1,020)    (  4,075)     (  9,094)
Proceeds from issuance of long term debt              -            30,000         -            30,000       30,000         -
Proceeds from issuance of common stock                -             -             -             -            -            64,000
Net cash (used in ) provided by financing           ( 2,422)       28,664      (  1,055)       28,980       25,925        54,906
activities
Net decrease in cash & cash equivalents             (15,165)       (6,850)       14,538        16,561        8,591        34,189
Cash & cash equivalents at beginning of year         87,570        78,979        57,867        55,568       78,979        44,790
Cash & cash equivalents at  end of year             $72,405       $72,129       $72,405       $72,129      $87,570       $78,979


Supplement disclosures of cash flow information:
Net cash paid during the year
Income taxes                                      $   -         $   -         $   -        $    -        $   -         $   -
Interest                                            $ 1,075       $   472       $   505      $    401      $ 1,681       $ 1,331


                        Six months     Year
                        ended          ended
                        June 30,       December 31,
           1997         2000            1999
                     Convenience translation into
                     U.S. $

      $ ( 7,228)       $ 36,103       $ 57,672
         72,145       (  11,803)        67,253
         64,917          24,300        124,925
        (56,902)        (24,482)     (  93,178)
        (21,644)        (18,588)     (  57,275)
        (78,546)        (43,070)      (150,453)
       (  6,502)       (  3,567)    (    6,002)
             -               -          44,182
             -               -              -
       (  6,502)       (  3,567)        38,180
        (20,131)        (22,337)        12,652
         64,921         128,969        116,317
        $44,790        $106,632       $128,969

         $   -           $   -        $     -
        $ 1,603         $ 1,583       $  2,476


=============================================================================================================================

--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                        STATEMENTS OF CASH FLOWS (Cont.)



(1) Adjustments to reconcile net income (loss) to net cash provided by operating activities:

                                                        Six months                 Three months                           Year
                                                           Ended                      Ended                              ended
                                                         June 30,                    June 30,                         December 31,
                                                     2000         1999          2000          1999          1999          1998


Depreciation                                      $  12,724      $ 14,866      $  6,362      $  7,433     $ 29,732      $ 28,783

Change in assets and liabilities:
Decrease (Increase) in trade receivables           (121,062)       78,585     (  80,256)      (12,427)     (39,762)       48,164
Decrease (Increase) in other receivables and
  prepaid expenses                                (  27,268)       24,343     (  34,347)        1,491     (    478)       13,091
(Decrease) increase in trade payables               112,402      (102,663)       105,704       19,932       26,441       (87,794)
Increase (decrease) in other liabilities and
  accrued expenses                                   15,191     (   2,708)         8,509       11,053       29,732         9,514
Total adjustments                                 (  20,737)    (   2,443)   (       390)      20,049       15,933       (17,025)

                                                  $(  8,013)     $ 12,423       $  5,972     $ 27,482     $ 45,665      $ 11,758


                     Six months     Year
                     ended          ended
                     June 30,       December 31,
        1997         2000           1999
                    Convenience translation into
                    U.S. $

     $ 14,060      $ 18,739       $ 43,788
      151,969      (178,295)       (58,560)
    (  41,272)    (  40,159)     (     704)
    (  43,498)      165,540         38,941
    (   9,114)       22,372         43,788
       58,085     (  30,542)        23,465
     $ 72,145     $( 11,803)      $ 67,253


=============================================================================================================================

--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS
Note 1   -    General

          A. Swiftnet Limited ("the Company") is engaged in the provision of telecommunications services to business and individuals.

          B. The financial statements of the Company have been prepared in Sterling since the currency of the primary economic environment in which the operations of the Company are conducted is the UK Sterling ("$").Transactions and balances denominated in Sterling are presented at their original amounts. Transactions and balances in other currencies are translated into Sterling in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52 of the U.S.
                 Financial Accounting Standards Board ("FASB"). Accordingly, items have been translated as follows:

    Monetary items - at the exchange rate in effect on balance sheet date. Nonmonetary items - at historical exchange rates.
    Revenues and expense items - at the exchange rates in effect as of the date of recognition of those items (excluding depreciation and other items deriving from non-monetary items).
    Exchange gains and losses from the aforementioned translation are included in financing expenses, net.

     3rd.   The financial statements as of June 30, ?2000 and as of December 31,
     1999 has been translated into U.S. dollars using the rate of exchange of the U.S. dollar at June 30, 2000. The translation was made solely for the convenience of the readers. It should be noted that the $ figures do not necessarily represent the current cost amounts of the various elements presented and that the translated U.S. dollars figures should not be construed as a representation that the $ currency amounts actually represent, or could be converted into, U.S. dollars. The representative rate of exchange of the $ at June 30, 2000 was U.S. $1 =$0.679 (June 1999 - $0.617) December 31, 1999 was U.S. $1 = $0.615 (1998 - $0.598; 1997 -
     $0.592).

--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                      NOTES TO FINANCIAL STATEMENTS (Cont.)


Note 2   -    Significant Accounting Policies

              The financial statements are prepared in accordance with generally accepted accounting principles in the United States. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are as follows:


              A.     Cash and Cash Equivalents

                     The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.


              B.     Allowance For Doubtful Accounts

                     The  allowance  is  determined   based  upon   management's
                     evaluation of receivables doubtful of collection on a speicific basis.


              C.     Equipment

                     Equipment is stated at cost. Depreciation is calculated by the declining balance method over the estimated useful lives of the assets (4 years). Annual rates of depreciation are as follows:

                    Machinery and equipment                        25%
                    Office furniture and equipment                 25%
                    Motor vehicles                                 25%


              D.     Revenue Recognition

                     Revenues from services are recognized upon performance of services.


              E.     Use of Estimates

                     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                      NOTES TO FINANCIAL STATEMENTS (Cont.)

Note 3   -    Other Receivables and Prepaid Expenses

                                              June 30,                December 31,            June 30,        December 31,
                                              2000             1999                1998       2000            1999
                                              Unaudited        Audited             Audited    Unaudited       Audited
                                                                                              Convenience translation into U.S. $
Adar International Inc. (1)                   $  33,532           $   -              $   -      $  49,384        $     -

Prepaid expenses and other receivables            8,428            9,197             8,737         12,412         13,545
Others                                           15,078           15,078            15,060         22,206         22,206
                                               $ 57,038         $ 24,275          $ 23,797       $ 84,002       $ 35,751


             (1)The  Company has entered an  agreement  with Adar  International
                Inc. ("Adar") (see note 12). Pursuant to this agreement, Adar will reimburse the Company for all expenditures made by the Company in connection with Adar becoming a company reporting to the Security and Exchange Commission.

================================================================================


Note 4   -    Loan to Shareholder
             The Company has a non-interest bearing loan to a shareholder. During October 2000, Swiftnet entered into an agreement with such shareholder which requires the loan to be repaid in annual installments of $13,820 beginning on January 1, 2002 and continuing until January 1, 2011. The loan can be payable prior to the due date with no prepayment penalty.

--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                      NOTES TO FINANCIAL STATEMENTS (Cont.)


                                               June 30,              December 31,                   June 30,        December 31,
                                               2000            1999                1998             2000            1999
                                               Unaudited       Audited             Audited          Unaudited       Audited
                                                                                                 Convenience translation into U.S. $
Note 5 -Fixed Assets
         Cost
         Machinery and equipment              $ 203,588       $ 191,843         $ 187,953          $ 299,835           $ 282,538
         Motor vehicles                          35,000          35,000            19,928             51,546              51,546
         Office furniture and equipment          45,471          44,595            44,595             66,968              65,677
                                              $ 284,059       $ 271,438         $ 252,476          $ 418,349           $ 399,761


=============================================================================================================================
         Accumulated Depreciation
         Machinery and equipment              $ 143,472       $ 134,886         $ 115,901          $ 211,299           $ 198,654
         Motor vehicles                          12,030           8,750            13,623             17,717              12,887
         Office furniture and equipment          39,463          38,605            36,608             58,119              56,855
                                              $ 194,965       $ 182,241         $ 166,132          $ 287,135           $ 268,396


=============================================================================================================================

Note 6 - Other Liabilities and Accrued Expenses
          Accrued professional fees           $     556       $   6,806         $   5,706          $    819            $ 10,024
          Tax authorities                        18,998          20,221             8,608            27,979              29,781
          Other                                  84,126          61,462            44,443           123,897              90,517
                                              $ 103,680        $ 88,489          $ 58,757         $ 152,695           $ 130,322


=============================================================================================================================

--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                      NOTES TO FINANCIAL STATEMENTS (Cont.)

Note 7  -     Long-Term lease obligations
             A. The  Company  is the  lessee  of a car  under  a  capital  lease expiring in 2002. The asset and liability under a capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The asset is amortized over the lower of its related lease terms or its estimated productive life. Amortization of assets under capital leases is included in depreciation expenses.


                                                 June 30,               December 31,               June 30,           December 31,
                                                 2000             1999              1998           2000               1999
                                                Unaudited         Audited           Audited        Unaudited           Audited
                                                                                                 Convenience translation into U.S. $
                Lease obligations and others
                Lease obligations and others     $ 25,087         $ 27,509          $ 1,584        $ 36,949             $ 40,515
                Less - current maturities        (  4,528)        (  4,528)          (1,267)       (  6,670)            (  6,670)
                                                 $ 20,559         $ 22,981          $   317         $ 30,279            $ 33,845

             The loans are in $ and bear interest at a rate of 4%.



             B.  Aggregate minimum future lease payments

                                                     As of June 30, 2000
                                                        Unaudited

                2001                                 $   4,528
                2002                                    20,559
                                                      $ 25,087


================================================================================

--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                      NOTES TO FINANCIAL STATEMENTS (Cont.)

Note 8  -         Common Stock
                                                  June 30, 2000
                                                     Unaudited
                                           Authorized          Outstanding
             "A" common stock (1)             100,000              11,000
             "B" common stock (2)             100,000              11,000

        (1) Holders of "A" common stock are entitled to distribution of profits.
        (2) Holders of "B" common stock are entitled to voting rights.

--------------------------------------------------------------------------------


Note 9  -         Selected Statement of Operations Data

                                                       Six months                 Three months                          Year
                                                         Ended                       Ended                              ended
                                                        June 30,                    June 30,                        December 31,
                                                   2000          1999          2000          1999          1999         1998

             Salaries & employee benefits       $   3,600    $     -        $   1,800      $   -         $  1,800     $     -
             Advertising                              699         6,824            99         2,590         9,699         7,705
             Commissions                           20,600         4,273        13,282         3,930        18,186        21,550
             Others                                11,436         6,270         6,661         2,129        10,620        10,128
                                                 $ 36,335      $ 17,367      $ 21,842       $ 8,649      $ 40,305      $ 39,383

                      B. General & Administration Costs:
             Salaries & employee benefits       $   48,069     $ 43,662      $ 25,355      $ 22,988     $   93,970    $   95,206
             Rent & maintenance                     17,781       16,969         8,359         8,985         29,968        34,497
             Communications                          9,915        6,851         4,738         3,723         18,529        16,412
             Professional fees                      10,412        4,115         4,138         1,785         13,315        10,672
             Bad & doubtful debts                        -            -             -             -         26,517        21,613
             Depreciation                           12,724       14,866         6,362         7,433         29,732        28,783
             Others                                  1,246       11,732           101         6,835          1,145         6,665
                                                 $ 100,147     $ 98,195      $ 49,053      $ 51,749      $ 213,176     $ 213,848


                            Six months     Year
                            ended          ended
                            June 30,       December 31,
              1997          2000           1999
                            Convenience translation
                            into U.S. $

           $     -           $  5,303       $  2,651
                319             1,029         14,284
             28,600            30,339         26,784
              9,412            16,842         15,640
           $ 38,331          $ 53,513        $59,359
          $ 101,524        $   70,795      $ 138,395
             35,164            26,187         44,135
             15,105            14,602         27,289
             18,846            15,334         19,610
             15,970                -          39,053
             14,060            18,739         43,788
             14,240             1,835          1,686
          $ 214,909         $ 147,492      $ 313,956



                                      F-13
=============================================================================================================================



--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                      NOTES TO FINANCIAL STATEMENTS (Cont.)


Note 9  -         Selected Statement of Operations Data (con.)

                                                       Six months                 Three months                          Year
                                                         Ended                       Ended                              ended
                                                        June 30,                    June 30,                        December 31,
                                                   2000          1999          2000          1999          1999         1998

             Bank Interest & other charges        $ 4,605       $   561       $ 2,330         $ 108       $ 4,419       $ 2,665
             Hire Purchase Interest                 1,075           472           505           401         1,611         1,238
             Foreign currency exchange              -             -             -             -               508     (       3)
             Interest on overdue tax                -             -             -             -                38            92
                                                  $ 5,680       $ 1,033       $ 2,835         $ 509       $ 6,576       $ 3,992

                       Six months     Year
                       ended          ended
                       June 30,       December 31,
         1997          2000           1999
                       Convenience translation
                       into U.S. $

      $ 2,767         $ 6,782       $   6,508
        1,603           1,583           2,373
        1,059              -              747
           -               -               57
      $ 5,429         $ 8,365         $ 9,685

=============================================================================================================================




Note 10  -    Related Party Transactions
Directors salaries       $ 8,500   $ 6,000   $ 4,750   $ 3,000    $ 15,045    $ 15,000     $ 15,000      $ 12,518       $ 22,158
Directors Pensions       $ 1,800   $   300   $   900   $    -     $  2,100    $     -      $   2,400     $   2,651      $  3,093

--------------------------------------------------------------------------------
                                Swiftnet Limited
--------------------------------------------------------------------------------

                      NOTES TO FINANCIAL STATEMENTS (Cont.)



Note 11  -    Financial Commitments

              The Company has annual rent commitment under a non-cancelable operating lease of $15,900 which terminates on December 2001.



Note 12  -    Subsequent Event

              Xfone Inc. ("Xfone") was incorporated after June 30, 2000 in Nevada U.S.A. After its incorporation, Xfone acquired 100% of the common stock of Swiftnet and then entered into a merger agreement with Adar Alternative Two Inc. ("Adar"), a Florida U.S.A. corporation under which Xfone will be merged into Adar. For accounting purposes, the acquisition is being treated as a recapitalization of Adar with Swiftnet as the acquirer (reverse acquisition). Since Adar, the acquirer, is a shell company, no goodwill will be recorded on the acquisition and no pro forma information is presented in accordance with SEC Rule 3-05.

                                      F-15





Table of Contents

SOLICITATION OF WRITTEN CONSENTS............................................................................................4
--------------------------------
WRITTEN CONSENT.............................................................................................................5
---------------
TABLE OF CONTENTS...........................................................................................................6
-----------------
SUMMARY.....................................................................................................................7
-------
RISK FACTORS................................................................................................................9
------------
MERGER APPROVALS...........................................................................................................15
----------------
MERGER TRANSACTION.........................................................................................................15
------------------
XFONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS................................22
-------------------------------------------------------------------------------------------
XFONE BUSINESS.............................................................................................................22
--------------
XFONE MANAGEMENT...........................................................................................................29
----------------
RELATED PARTY TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5% STOCKHOLDERS....................................................31
-----------------------------------------------------------------------
PRINCIPAL STOCKHOLDERS.....................................................................................................31
----------------------
DESCRIPTION OF XFONE CAPITAL STOCK.........................................................................................32
----------------------------------
Adar Alternative Two'S BUSINESS............................................................................................32
-------------------------------
DESCRIPTION OF Adar Alternative Two'S CAPITAL STOCK..............................................Error! Bookmark not defined.
---------------------------------------------------
COMPARISON OF RIGHTS OF Adar Alternative Two STOCKHOLDERS AND XFONE SHAREHOLDERS...........................................33
--------------------------------------------------------------------------------
AVAILABLE INFORMATION......................................................................................................37
---------------------
EXPERTS....................................................................................................................38
-------
LEGAL MATTERS..............................................................................................................38
-------------


Dealer prospectus delivery obligation

Until , all dealers that effect transactions in these securities, whether or not participating in this offering, are required to deliver a prospectus.
PART II

     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

          Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

          Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

          Articles and Bylaws. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.


Item 2

     1     Agreement and Plan of Merger and Reorganization

Item 3

     1    Articles of Incorporation of the Registrant.(1)
     2    Bylaws of the Registrant (1)
     3 Amended and Restated Articles of Incorporation of Registrant, to be effective after consummation of the proposed Merger.
     4. Amended and Restated Bylaws of the Registrant, to be effective after consummation of the proposed Merger.

Item 4

     1     Form of Common Stock Certificate of the Registrant.(1)

Item 5

     1     Legal Opinion of Williams Law Group, P.A.

Item 8

     1     Tax Opinion of Williams Law Group, P.A.

Item 10

1.       Employment Agreement with Guy Nissenson
2.       Employment Agreement with Bosmat Houston
3.       Stock Purchase Agreement with Campbelltown Business, Ltd.
4.       Consulting Agreement with Campbelltown Business, Ltd.
5.       Contracts with MCI/WorldCom
6.       Loan agreement with Mr. Levy
7.       Contract with InTouchUK.com


Item 11

     1     Statement of computation of per share earnings.

Item 23

     1     Chaifetz & Schreiber, p.c..
     2     Consent of *your accountant.
     3 Consent of WILLIAMS LAW GROUP, P.A. (to be included in Exhibits 5.1 and 8.1).

     All other Exhibits called for by Rule 601 of Regulation S-1 are not applicable to this filing.

     Information pertaining to our Common Stock is contained in our Articles of Incorporation and By-Laws.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

          (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.